Exhibit 10.1

___________________________

Loan Agreement

___________________________

Dated as of June 21, 2024

By and Among

WHITESTONE STRAND LLC, WHITESTONE LAS COLINAS VILLAGE LLC, AND

WHITESTONE SEVILLE, LLC

as Borrower

and

NATIONWIDE LIFE INSURANCE COMPANY,

as Lender

Premises:	Individual Properties described on
Schedule I attached hereto

Loan Number:	00-1103651

i

ARTICLE V NEGATIVE COVENANTS		30
5.1	Use Violations	30
5.2	Waste	31
5.3	No Disposition	31
5.4	Change of Name or Address	31
5.5	ERISA	31
5.6	Zoning	31
5.7	Mineral Rights	32
5.8	Alteration, Removal, Building and Change in Use of Property	32
5.9	Liens, Charges and Encumbrances	32
5.10	Distributions	33
5.11	Controlled Substances	33
5.12	Texas Labor Code	33

ARTICLE VI INSURANCE, CASUALTY, CONDEMNATION		34
6.1	Insurance	34
6.2	Borrower’s Casualty Obligations	36
6.3	Lender’s Rights	37
6.4	Condemnation	40

ARTICLE VII TRANSFERS AND DISPOSITIONS		41
7.1	Transfers and Dispositions	41
7.2	Permitted Dispositions	42
7.3	Dealing with Transferees	44
7.4	Partial Release	44
7.5	Substitution of Collateral	46

ARTICLE VIII EVENTS OF DEFAULT		47
8.1	Event of Default	47
8.2	Remedies	49
8.3	Application of Proceeds	51
8.4	Payment of Costs	52
8.5	Setoff	52
8.6	Miscellaneous	52
8.7	Cross Default	54

ARTICLE IX MISCELLANEOUS		55
9.1	Notices	55
9.2	Preservation of Rights	55
9.3	Illegality	55
9.4	Changes in Writing	56
9.5	Entire Agreement	56
9.6	Counterparts	56
9.7	Successors and Assigns	56
9.8	Interpretation	56
9.9	No Consequential Damages, Etc	57
9.10	Governing Law and Jurisdiction	57

ii

9.11	Modification Not an Impairment of Security	57
9.12	Replacement Documents	57
9.13	Sole Discretion of Lender	58
9.14	Expenses	58
9.15	UCC Financing Statements	58
9.16	Secondary Market	58
9.17	WAIVER OF JURY TRIAL	59
9.18	Time of the Essence	59
9.19	Electronic Images	59
9.20	Joint and Several Liability of Borrower	59

ARTICLE X LIMITATION OF LIABILITY		62
10.1	Non-Recourse Liability	62
10.2	Full Recourse Liability	64

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), is entered into as of June 21, 2024, by and among WHITESTONE STRAND LLC (“Strand”), WHITESTONE LAS COLINAS VILLAGE LLC (“Las Colinas”), and WHITESTONE SEVILLE, LLC (“Seville”), each a Delaware limited liability company and each with an address at c/o Whitestone REIT Operating Partnership, L.P., 2600 S. Gessner Rd., Suite 500, Houston, Texas 77063, and NATIONWIDE LIFE INSURANCE COMPANY, an Ohio corporation, together with its successors and assigns (“Lender”), with an address at One Nationwide Plaza, Fifth Floor, Columbus, Ohio 43215, ATTN: Real Estate Investments (1-05-701). Strand, Las Colinas, and Seville are herein collectively called “Borrower” or individually are called any “Borrower” or each “Borrower”, as the context may require.

RECITALS

A.

Borrower owns certain real property described in the Security Instrument and the improvements thereon and identified as the Individual Properties (as defined below) owned by such Borrower as set forth on Schedule I attached hereto. Borrower desires to obtain the Loan (as defined below) from Lender, which Loan shall be secured in part by such assets of Borrower.

B.	Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents (as defined below).

In consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

ARTICLE I
DEFINITIONS

1.1    Definitions. As used herein, the following terms shall have the following meanings:

“ADA” is defined in Section 3.3(f).

“Affiliate” shall mean, as to any Person, any other Person that (i) directly or indirectly, owns more than twenty percent (20%) of the beneficial ownership interest of such Person, (ii) is directly or indirectly in Control of such Person, or (iii) is Controlled by or is under common Control with such Person.

“Application” means that certain Commercial Mortgage Loan Application submitted by or on behalf of Borrower in connection with the Loan and accepted by Lender on June 7, 2024.

“Assignment” means, collectively or individually, as the context may require, those certain three Assignments of Leases, Rents and Profits, dated as of the Closing Date, executed by the applicable Borrower, each covering one of the Individual Properties, in favor of Lender, securing Borrower’s obligations under the Note and each encumbering, among other things, the Leases and Rents derived from the applicable Individual Property, as the same may be amended, restated, replaced, supplemented, released or otherwise modified from time to time.

“at Par” means without the payment of any Prepayment Premium.

“Award(s)” is defined in Section 6.4(b).

“Borrower Control Party” means Person(s) owning, directly or indirectly through one or more intermediaries, (i) a general partnership interest or a Controlling Interest of the limited partnership interests in Borrower (if Borrower is a partnership or joint venture), (ii) a manager’s or managing member’s interest in Borrower or a Controlling Interest of the ownership or membership interests in Borrower (if Borrower is a limited liability company), (iii) a Controlling Interest of any class of voting stock of Borrower (if Borrower is a corporation), (iv) a trustee’s interest or a Controlling Interest of the beneficial interests in Borrower (if Borrower is a trust), or (v) a general partner’s interest or a Controlling Interest of the partnership interests in Borrower (if Borrower is a limited partnership or limited liability partnership).

“Borrower’s Knowledge” (including the phrases “to Borrowers’ knowledge”, “to any Borrower’s knowledge”, or comparable phrases [including “to the best of” a Borrower’s knowledge]) means with respect to Borrower, the current knowledge of those persons charged with responsibilities relating to the acquisition, ownership, and management of the Property, after reasonable and prudent inquiry consistent with his/her management responsibilities, including inquiry of any property manager.

“Borrower Parties” means, collectively, any Borrower, any Guarantor and any other individuals and/or entities that are parties to the Loan Documents (other than Lender, any property manager and any Lender agent).

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday on which commercial banks are authorized or required to be closed in Columbus, Ohio.

“Carveout Guarantor” means Whitestone REIT Operating Partnership, L.P., a Delaware limited partnership.

“Carveout Guaranty” means that certain Carveout Guaranty, dated as of the Closing Date, executed by Carveout Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Casualty” is defined in Section 6.2(a).

“Charges” is defined in Section 2.7.

“Closing Date” means the date hereof.

“Code” means the Uniform Commercial Code, as adopted by the State, as amended from time to time.

“Control” means when used with respect to a specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person and/or the right to make major decisions with respect to such Person (including, without limitation, all major decisions regarding capital events, financings and dispositions), whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust or the power to remove and replace a general partner or managing member, as the case may be. “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Controlled Substance” means any drug or chemical whose manufacture, possession, or use is regulated by any Governmental Authority, such as illicitly used drugs or prescription medications that are designated a controlled substance by the US Drug Enforcement Agency.

“Controlled Substances Laws” means The Federal Controlled Substances Act (21 U.S.C. § 801 et seq.) or any other similar or related federal, state or local law, ordinance, code, rule, regulation or order.

“Controlled Substances Uses” means any cultivation, growth, creation, production, manufacture, sale, distribution, storage, handling, possession or other use of a Controlled Substance.

“Controlling Interest” means (i) fifty percent (50%) or more of ownership interests in a Person, or (ii) a percentage ownership interest in a Person of less than fifty percent (50%) coupled with the possession, directly or indirectly, of Control of such Person.

“Declarations” means, collectively, that certain Amended and Restated Declaration of Covenants, Conditions and Restrictions of USAA Real Estate Company recorded in Volume 5979, Page 0695 as Instrument No. 94-0036119, Real Property Records of Bexar County, Texas and that certain The Las Colinas Declaration recorded in Volume 73166, Page 1001 of the Dallas County Deed Records on August 22, 1973, as corrected and amended.

“Default Rate” means a rate equal to the lesser of either (a) the highest rate of interest then allowed by the Laws of the State or, if controlling and not in violation of the Laws of the State, the Laws of the United States, or (b) the then applicable rate of interest of the Note plus 500 basis points per annum; all interest accruing at the Default Rate shall be added to and become a part of the Indebtedness.

“Disposition” is defined in Section 7.1.

“Drug-Related Activities” means any Controlled Substances Uses, any violation of any Controlled Substances Law or any business, communications, financial transactions or other activities related to Controlled Substances or Controlled Substances Uses.

“Embargoed Person” means any Person, entity or government, subject to trade restrictions under applicable Laws, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower is prohibited by applicable Law or Borrower is in violation of applicable Law.

“Enforcement Costs” means any and all costs and expenses incurred by Lender in connection with the enforcement of any of Lender’s rights and/or remedies under the Loan Documents, including, but not limited to actual reasonable attorneys’ fees and third party reports or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out” or of any insolvency or bankruptcy proceeding.

“Environmental Laws” is defined in the Indemnity Agreement.

“Environmental Reports” means, collectively, the following: Phase I Environmental Site Assessment Report covering Las Colinas Village, prepared by Partner Engineering and Science, dated May 1, 2024, Partner Project NO. 24-445874.1; Phase I Environmental Site Assessment Report covering The Strand, prepared by Partner Engineering and Science, dated May 1, 2024, Partner Project NO. 24-445874.3; and Phase I Environmental Site Assessment Report covering Scottsdale Seville, prepared by Partner Engineering and Science, dated May 3, 2024, Partner Project NO. 24-445874.2.

“ERISA” is defined in Section 3.14.

“Event of Default” is defined in Section 8.1.

“Evidence of Insurance” is defined in Section 6.1(b).

“Existing Use” means a retail use.

“Financial Statements” refers to any of the financial statements provided to Lender in connection with the Loan, including, but not limited to those provided pursuant to Section 4.7 hereof.

“Fixtures” is the aggregate of all Fixtures, as defined in the Security Instrument.

“Form Lease” is defined in Section 4.12(b).

“Governing Documents” is defined in Section 3.6(a).

“Governmental Authority” means any governmental and quasi-governmental bodies, regulatory bodies and authorities, local, state or federal, having jurisdiction over Borrower, Guarantor, Lender or the Property or any part thereof.

“Guarantor” means individually or collectively, the non-Borrower Indemnitor, and the Carveout Guarantor, and Payment Guarantor, if any.

“Guaranty Agreement” means individually or collectively, the Indemnity Agreement, Payment Guaranty and Carveout Guaranty, as applicable, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” is defined in the Indemnity Agreement.

“Impositions” is defined in Section 4.3(a).

“Improvements” is the aggregate of all Improvements, as defined in the Security Instrument.

“Indebtedness” means, without duplication, (i) the principal and accrued but unpaid interest, from time to time, evidenced by the Note; (ii) any other amounts, payments, obligations, reimbursements, costs, interest, or premiums payable by Borrower to Lender under the Loan Documents; (iii) such additional or future sums (whether or not obligatory), with interest thereon, as may hereafter be borrowed from Lender when evidenced by a promissory note which, by its terms, is secured by the Security Instrument and Assignment (it being contemplated by Borrower and Lender that such future indebtedness may be incurred); (iv) any and all other indebtedness, obligations, and liabilities of any kind or character of Borrower to Lender, now or hereafter existing, absolute or contingent, due or not due, arising by operation of law or otherwise, direct or indirect, primary or secondary, joint, several, joint and several, fixed or contingent, secured or unsecured, including indebtedness, obligations, and liabilities to Lender of Borrower as a member of any partnership, joint venture, trust or other type of organization, and whether incurred by Borrower as principal, surety, endorser, guarantor, accommodation party or otherwise; and (v) any and all renewals, modifications, amendments, restatements, rearrangements, consolidations, substitutions, replacements, enlargements, and extensions of any of the foregoing. Notwithstanding the foregoing provisions of this definition, this Agreement, the Security Instrument and the other Loan Documents shall not secure any such other Indebtedness with respect to which Lender is by applicable Law prohibited from obtaining a Lien on real estate, nor shall this definition operate or be effective to constitute or require any assumption or payment by any Person, in any way, of any debt or obligation of any other Person to the extent that the same would violate or exceed the limit provided in any applicable usury or other Law.

“Indemnitor” is defined in the Indemnity Agreement.

“Indemnity Agreement” means that certain Indemnity Agreement executed by Indemnitor on or about the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Individual Property” or collectively, “Individual Properties” means the separate parcel or parcels of real estate (with the improvements thereon, fixtures and personal property associated therewith) constituting the Property, each securing a separate Security Instrument, and each as further identified and defined as “Las Colinas Village”, “Scottsdale Seville” and “The Strand” on Schedule I attached hereto, as such parcels may be released and replaced pursuant to the terms of this Agreement.

“Interest Rate” is defined in Section 2.3(a).

“Interim Interest Period” is defined in Section 2.3(a).

“Investor” is defined in Section 9.16.

“Late Charge” means an amount equal to the lesser of (i) the maximum late payment charge permitted by applicable Law or (ii) 5% of any full monthly installment of principal and/or interest, tax and/or insurance deposit payments, Protective Advances and lump sum payments and any deposits that may be required to be made by Borrower into any deposit or reserve accounts pursuant to the terms of the Loan Documents.

“Law”, individually, or “Laws” collectively, means the provisions of all permits and licenses and all statutes, laws (including any health or safety law governing Borrower, its business, operations, property, assets or equipment, or the Property), ordinances, rules, requirements, resolutions, policy statements and regulations of any applicable Governmental Authority and interpretations thereof now or hereafter applicable to, or bearing on, the construction, development, maintenance, use, operation, sale, financing or leasing of the Property or any part thereof, or any adjoining sidewalks, streets, ways, parking areas or driveways, or the formation, existence, business or good standing of Borrower, or protection of the environment or applicable to Lender’s exercise of its rights under the Loan Documents.

“Lease”, individually, or “Leases”, collectively, means any and all leases, master leases, subleases, licenses, concessions, or other agreements (whether written or oral, or now or hereafter in effect) which grant to third parties a possessory interest in and to, or the right to use or occupy, all or any part of the Property, together with all guarantees thereof and security and other deposits related thereto (to the extent same are not Rents), and all other rights and benefits arising from the Leases except the Rents, and any and all amendments, extensions, expansions, renewals or restatements thereto or thereof.

“Lien” shall mean any lien, mortgage, pledge, security interest, financing statement, charge or encumbrance of any kind (including any conditional sale or other title retention agreement or any Lease in the nature thereof) and any agreement to give any lien, mortgage, pledge, security interest, or other encumbrance of any kind.

“Loan” means the loan in the aggregate principal amount of FIFTY-SIX MILLION THREE HUNDRED FORTY THOUSAND AND NO/100 U.S. DOLLARS ($56,340,000.00) to be funded by Lender to Borrower under the terms of and subject to this Agreement, to be evidenced by the Note and to be secured by the Loan Documents.

“Loan Amount” means an amount equal to FIFTY-SIX MILLION THREE HUNDRED FORTY THOUSAND AND NO/100 U.S. DOLLARS ($56,340,000.00).

“Loan Documents” means this Agreement, the Note, the Security Instrument, the Assignment, the Guaranty Agreement and all other documents and instruments executed as further evidence of, as additional security for or executed in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Year” means each twelve-month period beginning with July 1, 2024, and each anniversary thereof provided the first Loan Year shall include the Interim Interest Period.

“Major Tenant Lease” means any existing Lease or future Lease (i) having a net rentable area occupied or to be occupied thereunder, exceeding twenty percent (20%) of the net leasable area of the Improvements for any particular Individual Property and having a lease term, excluding renewal options, that exceeds ten (10) years; (ii) having a tenant that is an Affiliate of Borrower or Guarantor; (iii) that is to be used to satisfy the release of funds deposited with Lender or any agent of Lender or for other rental achievement purposes; or (iv) or with CUBExec as tenant.

“Major Tenants” means all tenants leasing space pursuant to Major Tenant Leases.

“Manager” means Whitestone REIT Operating Partnership, L.P., a Delaware limited partnership, or any other general partner, manager, sole member or managing member of any Borrower, if an entity, as applicable.

“Material Adverse Change” means any event, circumstance, fact, condition, development or occurrence that has had or could be expected to have a Material Adverse Effect.

“Material Adverse Effect” means any act, event, condition or circumstance which likely will materially and adversely affect (i) the business, operations, condition (financial or otherwise), prospects, liabilities, assets, results of operations, capitalization, liquidity or any properties of Borrower, Guarantor or any Borrower Control Party taken as a whole; (ii) the value of the Property; (iii) the ability of Borrower or any Guarantor to pay and perform the Indebtedness or the other Obligations or of the ground lessor to perform its obligations and preserve its title under its ground lease if the estate held by Borrower in the Real Property is a leasehold estate; or (iv) the validity, enforceability or binding effect of any of the Loan Documents.

“Material Default” means those Events of Default listed in Section 8.1(a).

“Maturity Date” means July 1, 2031.

“Minimum Parking Requirement” means, with respect to each Individual Property, the following number of parking spaces for standard-size American automobiles located on such Individual Property: 787 for Las Colinas Village; 479 for Scottsdale Seville; and 436 for The Strand.

“Minority Interest” means twenty-five percent (25%) or less of the ownership interests in a Person (unless coupled with the possession, directly or indirectly, of Control).

“Note” means that certain Promissory Note dated as of the Closing Date, in the original principal amount of FIFTY-SIX MILLION THREE HUNDRED FORTY THOUSAND AND NO/100 U.S. DOLLARS ($56,340,000.00), executed by Borrower and payable to the order of Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time).

“Notice” means any notice, consent, request, report or other communication under this Agreement, the Indemnity Agreement or any other Loan Document given in accordance with Section 9.1.

“Obligations” means any and all of the covenants, conditions, warranties, representations, and other obligations (other than to repay the Indebtedness) made or undertaken by Borrower, Guarantor or any Borrower Party to Lender as set forth in the Note, this Agreement or any of the other Loan Documents.

“OFAC” is defined in Section 3.8(a).

“Organizational Chart” means an organizational chart of Borrower that establishes which Person(s) have Control of the Borrower and also includes (i) all domestic Persons that own, directly or indirectly, twenty-five percent (25%) of the beneficial ownership interests in Borrower, and (ii) all foreign Persons that own, directly or indirectly, ten percent (10%) of the beneficial ownership interests in Borrower. The Organizational Chart shall include the following footnote “No individuals or entities not shown on the Organizational Chart own a twenty-five percent (25%) or greater aggregate, direct or indirect, beneficial ownership interest in Borrower (and/or Guarantor, if applicable) and no non-U.S. individual or entity own more than a ten percent (10%), direct or indirect, beneficial ownership interest in Borrower (and/or Guarantor, if applicable).”

“PACE Lien” means a Lien securing any assessment, bond, loan, financing, or other debt incurred pursuant to “property assessed clean energy,” “special energy financing district,” or similar Laws.

“Payment Date” means that certain date specified in Section 2.3(c) or such other date that a payment is required to be made pursuant to the terms of the Loan Documents, as applicable.

“Payment Guarantor” means those Persons executing the Payment Guaranty. As of the Closing Date, a Payment Guarantor is not applicable.

“Payment Guaranty” means any guaranty of repayment of all or a portion of the Indebtedness executed in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.  As of the Closing Date, a Payment Guaranty is not applicable.

“Permitted Disposition” means any Disposition made in accordance with Section 7.2.

“Permitted Easements” means any easement granted by Borrower in the ordinary course of business after the Closing Date for water and sewer lines, telephone lines, electric lines or other similar utilities, provided that (i) the easement depicts the specific dimensions and location of the easement area (e.g., is not blanket) which may not be under any Improvements, (ii) the use of the easement is limited to providing water, sewer, telephone, electric or other similar utility services to the Property, (iii) no such conveyance, grant or encumbrance shall impair the utility or operation of the Property or cause a Material Adverse Change to the Property, (iv) the easement does not contain language intended to make it superior to the lien of the Security Instrument, and (v) Borrower provides a copy of the final recorded easement to Lender within ten (10) days of execution.

“Permitted Encumbrances” means (i) those matters accepted by Lender as set forth in the title insurance commitments or proforma policies issued to Lender precedent to the issuance of Loan Policies of Title Insurance insuring the first lien priority of the Security Instrument, (ii) liens for taxes, assessments for public improvements, water and sewer charges, and special improvement district charges, in each case not yet due and payable (but expressly excluding any PACE Lien), (iii) Leases expressly permitted by the terms of this Agreement, (iv) those survey and title matters otherwise approved by Lender, in writing, after the Closing Date, and (v) Permitted Easements.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, limited partnership, unincorporated organization, real estate investment trust or any other form of entity, association, pension, profit-sharing or other employee benefit plans, trust, estate, guardian, trustee, executor, administrator, agent, committee, trustee in bankruptcy, receiver, assignee for the benefit of creditors or other individual acting in a representative or fiduciary capacity or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Prepayment Date” means (i) the date of any voluntary or involuntary prepayment of the Loan; or (ii) in the event Lender accelerates the Loan the “Prepayment Date” shall be deemed to be the date that the Maturity Date is accelerated as provided in Section 8.2(a).

“Prepayment Premium” means on account of any amount prepaid in accordance with this Agreement (the “Prepaid Amount”) a sum equal to the following:

(a)    The greater of: (i) an amount equal to the sum of (a) the present value of the scheduled monthly payments due under this Agreement attributable to the Prepaid Amount from the Prepayment Date to the Maturity Date, and (b) the present value of the Prepaid Amount and interest thereon that would be due under this Agreement on the Maturity Date (assuming all scheduled monthly payments due on account of the Prepaid Amount prior to the Maturity Date were made when due), minus (c) the Prepaid Amount prepaid as of the Prepayment Date; or (ii) one percent (1%) of the Prepaid Amount on the Prepayment Date. The present values described in (i)(a) and (i)(b) above shall be computed on a monthly basis as of the Prepayment Date discounted at the yield-to-maturity of the U.S. Treasury Note or Bond closest in maturity to the Maturity Date of the Loan as reported by The Wall Street Journal or another comparable financial market resource designated by Lender on the fifth (5th) Business Day preceding the Prepayment Date.

“Property” is the aggregate of all Property as defined in the Security Instrument.

“Protective Advance” is defined in Section 8.6(a).

“Qualified Transferee” shall refer to any transferee that meets Lender’s then current underwriting standards for new borrowers, including, but not limited to the proposed transferee’s (together with its Affiliates, sponsors and/or principals): (i) creditworthiness, (ii) experience in owning, managing and operating properties similar to the Property; (iii) financial condition; (iv) compliance with any applicable provisions of the Bank Secrecy Act, the Foreign Corrupt Practices Act or the various sanctions programs administered by OFAC; and (v) not having a prior negative borrowing history.

“Real Estate Taxes” is defined in Section 4.3(a).

“Real Property” is the aggregate of all Real Property as defined in the Security Instrument.

“Regulation U” refers to §12 C.F.R. 221.

“Rents” is defined in the Security Instrument.

“Replacement Guarantor” is defined in Section 7.2(c).

“Restoration” is defined in Section 6.2(a).

“Restoration Conditions” is defined in Section 6.3(b).

“Security Instrument” means collectively, those certain three first Deeds of Trust and Security Agreements dated as of the Closing Date, executed by Borrower in favor of Lender, securing Borrower’s obligations under the Note, this Agreement and the other Loan Documents and each encumbering one Individual Property, as the same may be amended, restated, released, replaced, supplemented or otherwise modified from time to time.

“Security Property” is the aggregate of all Security Property, as defined in the Security Instrument.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent liabilities and other commitments as they mature in the normal course of business, and (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature.

“State” means the State of Texas.

“Taking” is defined in Section 6.4(a).

“Termination Fees” means any and all fees, costs, expenses, unamortized costs or other consideration required to be paid, payable or paid by or on behalf of any tenant of any portion of the Property in connection with any cancellation, termination, surrender, sale or other disposition of its lease, lease guaranty, license or rental agreement, including (i) any amounts paid in connection with the termination or rejection of a Lease in a bankruptcy or other legal proceeding (including any claims, proofs of claims or other rights relating to the future right to receive payment of such amounts), (ii) the retention by Borrower of any security deposit (including the proceeds of any letter of credit given as a security deposit following cancellation, termination, surrender, sale or other disposition).

“Transfer Conditions” shall refer to all of the following conditions: (i) at the time such assignment, transfer or pledge becomes effective, no Event of Default exists (or any event that with notice or passage of time, or both, would constitute an Event of Default exists), (ii) upon completion of the assignment, transfer or pledge, Guarantor, if any, continues to own a direct or indirect interest in Borrower, (iii) upon completion of the transfer there is not a change of Control (direct or indirect) of Borrower, (iv) after giving effect to such transfer, no provisions of the Loan Documents (excluding Section 7.1 of this Agreement) shall have been violated, including, without limitation, Section 3.8 of this Agreement, and any other provisions of the Loan Documents relating to OFAC, Section 3.14 of this Agreement, and any other provisions of the Loan Documents relating to ERISA, and Section 4.11 of this Agreement, and any other provisions of the Loan Documents relating to any of the special purpose entity covenants or any matters contained therein), (v) the transfer (either singularly or in the aggregate with prior transfers) does not result in any Person as to which Lender has not undertaken its normal credit and/or regulatory review process (with satisfactory results) becoming an owner, directly or indirectly, in twenty-five percent (25%) or more of Borrower; and (vi) prior to the consummation of any transfer, whether or not such transfer is completed (excluding transfers permitted pursuant to Section 7.2 unless otherwise expressly required by Section 7.2), (a) Borrower shall have reimbursed Lender for all actual costs and expenses paid or incurred by Lender in connection with such transfer (including review of any documentation relating thereto), including, without limitation, all actual attorneys’ fees (whether in-house or outside counsel); and (b) if required by Lender, Borrower shall have executed and delivered to Lender, and acknowledged, where required, such documents and instruments as Lender shall reasonably require, in form and substance reasonably satisfactory to Lender, including, with respect to any sale of the Property, such endorsements to Lender’s title insurance policy as Lender may reasonably require, at no cost to Lender. Additionally, Borrower shall provide Lender with an updated Organizational Chart and any amended organizational documents within fifteen (15) Business Days following a Permitted Disposition pursuant to either Section 7.2(a)(i) or 7.2(b), except in connection with the transfer of limited partnership interests within WROP to the extent that the most recently received Organizational Chart remains accurate without any updates.

“Transferee” is defined in Section 7.2(c).

“Trustee” is defined in the Security Instrument.

“UETA” is defined in Section 9.19.

“WROP” means Whitestone REIT Operating Partnership, L.P., a Delaware limited partnership.

“WSR” means Whitestone REIT, a Maryland real estate investment trust.

ARTICLE II
LOAN

2.1    The Loan. Subject to and upon the terms and conditions set forth herein, Lender has made and Borrower has accepted the Loan on the Closing Date in the Loan Amount. Any portion of the Loan borrowed and repaid hereunder may not be reborrowed. The foregoing will not be deemed to limit or restrict the disbursement to Borrower of any deposits, holdbacks, accounts, reserves or proceeds of insurance or Awards that are to be disbursed to Borrower under other provisions of this Agreement or the other Loan Documents. The Loan shall be evidenced by this Agreement, the Note and the other Loan Documents and shall be secured by the Security Instrument, the Assignment and the other Loan Documents.

2.2    Use of Proceeds. Borrower shall use the proceeds of the Loan disbursed to it (a) to pay to Lender the amounts due under the Loan Documents and (b) for Borrower’s general business purposes (including the acquisition of Borrower’s interest in the Property or repayment of a previous financing arrangement, if applicable). The Loan is for business and commercial use and is not for personal, family or household purposes.

2.3    Payment Provisions.

(a)    Interest accrued on the unpaid principal balance of the Note from the date of disbursement to but not including July 1, 2024 (the “Interim Interest Period”) at the rate of 6.23% per annum (the “Interest Rate”), shall be due and payable on the disbursement date of the Loan. In the event that disbursement occurs on the first of the month, then there shall be no payment of interim interest and the first payment due from Borrower hereunder shall be in accordance with subsection (b) below.

(b)    Thereafter, monthly installments of interest only on the unpaid principal balance of the Note at the Interest Rate, shall be due and payable in thirty-six (36) consecutive monthly installments commencing on August 1, 2024 and continuing on the first day of each calendar month thereafter through and including July 1, 2027 (an “Interest Only Payment Date”), with each such installment to be in the sum of $292,498.50, without deduction or set-off.

(c)    Thereafter, monthly installments of principal and interest on the unpaid principal balance of the Note at the Interest Rate, shall be due and payable in 47 consecutive monthly installments commencing on August 1, 2027 and continuing on the first day of each calendar month thereafter (an “Interest and Principal Payment Date”), with each such installment to be in the sum of $346,162.55, without deduction or set-off. An Interest Only Payment Date or a Principal and Interest Payment Date or such other date that a payment is required to be made pursuant to the terms of the Loan Documents, as applicable, may be referred to herein as a “Payment Date”.

(d)    The unpaid principal balance of the Note, all accrued unpaid interest thereon (if not sooner paid), and all other amounts owing to Lender under the Loan Documents shall be due and payable in full on the Maturity Date.

2.4    Application of Payments. Each payment received by Lender with respect to the Note shall be applied: first, to the payment of any Prepayment Premium; second, to the payment of any Late Charge or other such Charges (as defined below) as provided in this Agreement or in the other Loan Documents; third, to the repayment of any amounts advanced by Lender in accordance with this Agreement or the other Loan Documents for insurance premiums, taxes, assessments, or for preservation or protection of the collateral covered by the Loan Documents (including all legal costs associated therewith); fourth, to the payment of accrued unpaid interest on the Note, and the balance, if any, shall be applied to the reduction of the outstanding principal balance of the Note (subject to the terms hereof), or in such other order or proportion of said obligations as Lender may determine. Interest due hereunder shall be calculated on the basis of a 360-day year (composed of twelve 30-day months) except the payment due under Section 2.3(a) above which shall be calculated on the actual number of days in the Interim Interest Period. All payments on the Loan shall be made by automated clearing house (ACH) auto-debit funds transfer initiated by Lender and/or its agents. Lender shall not declare a default (or assess a Late Charge) if Lender does not receive Borrower’s monthly principal and interest payment on the date the same is due if the nonpayment is due solely to an error by Lender and/or its agent in initiating the ACH. The failure, for whatever reason, of the ACH to be timely completed shall not relieve Borrower of its obligation to make all payments when due or of any other obligations with respect to the Loan.

2.5    Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents is not received by Lender by the later of (a) the Payment Date or (b) the date specified by applicable Law as the last date that must pass before Lender may legally charge a Late Charge, Borrower shall pay to Lender a Late Charge to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. The Late Charge shall be due and payable on the next Payment Date thereafter, whether or not Lender shall have billed Borrower for such charges, or upon demand if there shall be no succeeding Payment Date thereafter. The Late Charge shall accrue for each month or any part thereof that any required payment is not timely paid in full. Any such amount shall be secured by the Security Instrument and the other Loan Documents. Borrower acknowledges that the Late Charge is a fair and reasonable estimate, considering all of the circumstances existing on the date of execution of this Agreement, of the cost the Lender will incur by reason of such late payment. Notwithstanding the foregoing, in the event the Loan is not paid in full on the Maturity Date or the Loan is accelerated prior to the Maturity Date, a Late Charge will not be assessed on the entire outstanding principal balance of the Loan (provided, however, the foregoing shall in no event be construed to limit any of Lender’s rights or remedies available to it in such event, including, but not limited to assessment and collection of interest at the Default Rate).

2.6    Prepayment. Borrower shall not have the right to prepay all or any part of the Loan at any time except as expressly provided for herein. Borrower shall have the right to prepay, in full but not in part, the Loan, provided that, as conditions precedent, Borrower: (i) gives Lender not less than fifteen (15) days prior Notice of Borrower’s intention to prepay the Loan; (ii) pays to Lender the Prepayment Premium, if any, then due and payable to Lender; and (iii) pays to Lender all other amounts then due under the Loan Documents. If all or any portion of the Prepayment Premium calculation in this Section 2.6 and in the definition of Prepayment Premium shall be amended, altered, severed, voided or determined to be not enforceable by any court or other governmental entity, or if Borrower brings an action or raises as a defense to a suit brought by Lender that the Prepayment Premium is void and/or unenforceable, the entire voluntary prepayment privilege set forth in this Section 2.6 shall be deemed null and void, and of no further force and effect. Commencing on the Payment Date that is six months prior to the Maturity Date, provided no Event of Default then exists and/or the Loan has not been accelerated, Borrower may prepay the full outstanding principal balance of the Loan, at Par. If the prepayment of the Loan occurs on a date other than the Maturity Date, interest shall be calculated based upon the actual days including the day of prepayment.

2.7    Savings Clause; Severability. Notwithstanding anything in any of the Loan Documents to the contrary, if at any time the Interest Rate, together with all fees, charges, and other amounts that are treated as interest on the Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate that may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable Law, the Interest Rate, together with all Charges, shall be limited to the maximum lawful rate and, to the extent lawful, the interest and Charges that would have been payable but were not payable as a result of the operation of this Section 2.7 shall be cumulated and the interest and Charges payable to Lender in respect of other periods shall be increased (but not above the maximum lawful rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by Lender. Any amount collected by Lender in excess of that which can be spread over the life of the Loan in accordance with this Section 2.7 shall be promptly refunded to Borrower and shall be deemed by the parties to never have been charged at all. It is the intent of Lender and Borrower in the execution of the Note, this Agreement and all other instruments now or hereafter securing the Note or executed in connection therewith or under any other written or oral agreement by Borrower in favor of Lender to contract in strict compliance with applicable usury law. In furtherance thereof, Lender and Borrower stipulate and agree that none of the terms and provisions contained in the Note, this Agreement or any other instrument securing the Note or executed in connection herewith, or in any other written or oral agreement by Borrower in favor of Lender, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the maximum interest rate permitted to be charged by Law. Neither Borrower nor any Guarantor, endorsers or other parties now or hereafter becoming liable for payment of the Note or the other Indebtedness secured by the Loan Documents shall ever be required to pay interest on the Note or on Indebtedness arising under any instrument securing the Note or executed in connection therewith, or in any other written or oral agreement by Borrower in favor of Lender, at a rate in excess of the maximum interest that may be lawfully charged under applicable Law, and the provisions of this Section shall control over all other provisions of the Note, this Agreement, the Security Instrument and any other instruments now or hereafter securing the Note or executed in connection herewith or any other oral or written agreements which may be in apparent conflict herewith. Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of the Note is accelerated. If the maturity of the Note shall be accelerated for any reason or if the principal of the Note is paid prior to the end of the term of the Note, and as a result thereof the interest received for the actual period of existence of the Loan exceeds the maximum lawful rate provided by applicable law, Lender shall, at its option, either refund to Borrower the amount of such excess or credit the amount of such excess against the principal balance of the Note then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that Lender shall collect monies and/or any other thing of value which are deemed to constitute interest which would increase the effective interest rate on the Note or the other Indebtedness secured hereby to a rate in excess of that permitted to be charged by applicable law, an amount equal to interest in excess of the lawful rate shall, upon such determination, at the option of Lender, be either immediately returned to Borrower or credited against the principal balance of the Note then outstanding or the other Indebtedness secured hereby (without any Prepayment Premium), in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Agreement, Borrower acknowledges that it believes the Loan to be non-usurious and agrees that if, at any time, Borrower should have reason to believe that such Loan is in fact usurious, it will give Lender notice of such condition and Borrower agrees that Lender shall have ninety (90) days after receipt of such notice in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists. If any clauses or provisions herein contained shall operate or would prospectively operate to invalidate this Agreement, then such clauses or provisions only shall be held for naught, as though not herein contained and the remainder of this Agreement shall remain operative and in full force and effect.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Borrower hereby unconditionally represents and warrants to Lender, as of the Closing Date, the following:

3.1    Existence, Power and Authority.

(a)    Borrower. Each Borrower is a duly organized, validly existing limited liability company, in good standing under the Laws of the State of Delaware and the state in which that part of the real property constituting the Individual Property owned by such Borrower is located. Each Borrower is a disregarded entity for U.S. tax purposes. Each Borrower’s U.S. Employer’s tax identification numbers are as follows: XX-XXXXXX for Strand, XX-XXXXXX for Las Colinas, and XX-XXXXXX for Seville. Each Borrower’s sole member’s U.S. Employer’s tax identification number is XX-XXXXXX. To Borrower’s Knowledge, Borrower is not in violation of any Laws relating to its structure, including, but not limited to, Federal securities laws, blue sky laws and other Laws, or the rules or regulations of the Securities and Exchange Commission. Borrower is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and Borrower is duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents and has full power and lawful authority to encumber and convey the Property pursuant to the terms of the Loan Documents. The execution of the Loan Documents will not violate, conflict with, breach, or constitute (with notice or lapse of time, or both) a default under any Law, order or judgment of any court, Governmental Authority, or the Governing Documents (as defined below) of Borrower, or any indenture, agreement, or other instrument to which Borrower is a party or by which it or any of its property is bound or affected, and will not result in the creation or imposition of any Lien upon any of its properties or assets except for those in the Loan Documents.

(b)    Manager. Manager for each Borrower is a duly organized, validly existing limited partnership, in good standing under the Laws of the State of Delaware. Manager’s U.S. Employer’s tax identification number is XX-XXXXXX. Manager is not in violation of any Laws relating to its structure, including, but not limited to, Federal securities laws, blue sky laws and other Laws, or the rules or regulations of the Securities and Exchange Commission. Manager is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and Manager is duly authorized to execute documents in connection with the Loan.

(c)    Organizational Chart. The Organizational Chart attached hereto as Exhibit A is a true and complete organizational chart of Borrower as of the Closing Date.

3.2    Purchase Options. No Person has any outstanding exercisable rights with respect to the purchase or sale of any portion of the Property, including, without limitation, any right of first offer or refusal, or purchase option.

3.3    Status of the Property.

(a)    Flood Zone. The Real Property is not located in an area identified by the Secretary of Housing and Urban Development, the Federal Emergency Management Agency or a successor thereto as an area having special flood hazards pursuant to the terms of the National Flood Insurance Act of 1968, or the Flood Disaster Protection Act of 1973, as amended, or any successor Law.

(b)    Utilities. The Property is served by all utilities in adequate supply required for its Existing Use.

(c)    Casualty. The Property is free from material damage caused by fire, flood, explosion, environmental spill or any other casualty.

(d)    Access. All streets necessary to serve the Real Property have been completed, are serviceable, are legally open, and Borrower has unrestricted access from public roads to the Real Property and the Improvements.

(e)    Condemnation. There is no condemnation or similar proceeding pending or, to Borrower’s Knowledge, threatened in writing affecting any part of the Property.

(f)    Accessibility. The Property is accessible to and usable by persons with disabilities and complies with the accessibility requirements of The Fair Housing Act of 1988 (if applicable), The Americans with Disabilities Act, 42 U.S.C.A. § 121.01 et seq. (the “ADA”), and the regulations thereunder promulgated by the U.S. Architectural and Transportation Barriers Compliance Board (36 C.F.R. § 1191 et seq.) and by the U.S. Department of Justice (28 C.F.R. Part 36), including, without limitation, the ADA Accessibility Guidelines for Buildings and Facilities attached as an appendix to said regulations.

(g)    Environmental. To Borrower’s Knowledge, except as disclosed in the Environmental Reports, the Property is not in violation of any Environmental Law relating to conditions in, on, under or about the Property including but not limited to soil and groundwater conditions to which exposure is prohibited, limited or regulated by any such Environmental Law and neither Borrower nor, to Borrower’s Knowledge, any third party has used, generated, manufactured, stored or disposed of in, on, under or about the Property or transported to or from the Property any Hazardous Substances.

(h)    Licenses; Permits; Zoning. Borrower has all necessary (i) certificates, licenses, and other approvals, governmental or otherwise, for the operation of the Property and the conduct of its business; and (ii) zoning, building, code, land use, environmental and other similar permits or approvals, all of which are currently in full force and effect and not subject to revocation, suspension, forfeiture or modification.

(i)    Plans and Specifications. Borrower is not in possession of the plans and specifications for the Property. Any plans and specifications obtained in the future will be maintained at the Property and available for Lender’s review upon request. In addition, Borrower will provide Lender any such future plans and specifications upon Lender’s request.

(j)    Miscellaneous Property Diligence. There are no service contracts related to the Property not terminable within thirty (30) days. Except for the Security Property, Borrower is in possession of no tangible personal property related to the Property.

(k)    Declarations. The Individual Property subject to each of the Declarations complies with such Declaration. To Borrower’s Knowledge, there are no defaults under the Declarations.

3.4    No Misrepresentations.

(a)    All materials, reports, Financial Statements, leasing certifications, and other information pertaining to the Borrower Parties and the Property which were or are prepared by the Borrower Parties (and/or their Affiliates) and delivered by any of the Borrower Parties to Lender, and/or other information delivered to Lender, are true, correct and complete in all material respects.

(b)    All materials, reports, Financial Statements and other information pertaining to the Borrower Parties and the Property which were prepared by third parties unaffiliated with the Borrower Parties (as required by Lender or as to such matters Lender determines appropriate for the Borrower Parties to engage third parties to provide the same) and delivered to Lender and any of the Borrower Parties (and/or their Affiliates) are, to Borrower’s Knowledge (after having reviewed such materials, reports, Financial Statements and other information), true, correct and complete in all material respects.

(c)    None of the Loan Documents contains any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the other Loan Documents not misleading.

3.5    No Material Adverse Change. Since the date of the execution of the Application no Material Adverse Change has occurred, and to Borrower’s Knowledge, there is no fact which may have a Material Adverse Effect and which has not otherwise been fully set forth in this Agreement or in the other Loan Documents.

3.6    No Defaults, Violations or Offsets.

(a)    There are no Events of Default under this Agreement or any defaults or violations by any Borrower of or under any of the terms, conditions or obligations of: (i) its partnership agreement if Borrower is a partnership, its articles or certificate of incorporation, regulations or bylaws if Borrower is a corporation, its operating agreement or certificate of organization if Borrower is a limited liability company, or its other organizational documents, as applicable (collectively, the “Governing Documents”); (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any Law, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any Law, the action of any court or any Governmental Authority.

(b)    There are no set-offs, defenses or counterclaims to the payment of the Loan.

3.7    Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to Borrower’s Knowledge, threatened in writing against any Borrower Parties and there is no basis to Borrower’s Knowledge for any action, suit, proceeding or investigation which, in either case, is reasonably likely to result in a Material Adverse Change. As used in this Section, “action, suit, proceeding or governmental investigation” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a Governmental Authority or other Person.

3.8    Bank Secrecy Act, the Foreign Corrupt Practices Act, OFAC.

(a)    Borrower, Guarantor and each Person(s) owning an interest in any Borrower, Guarantor, and/or in Control of Borrower is (i) not identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, (ii) not a Person(s) with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States Law or Executive Order of the President of the United States; and (iii) in compliance with any applicable provisions of the Bank Secrecy Act, the Foreign Corrupt Practices Act or the various sanctions programs administered by OFAC;

(b)    None of the funds or other assets of any Borrower constitute property of, or are or will be beneficially owned, directly or indirectly, by any Embargoed Person;

(c)    No Embargoed Person has any interest of any nature whatsoever in Borrower (whether directly or indirectly);

(d)    None of the funds of any Borrower have been derived from any unlawful activity with the result that the investment in any Borrower is prohibited by Law or that the Loan Documents are in or will be in violation of Law;

(e)    Borrower has implemented procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times; and

(f)    Borrower has complied, and will continue to comply, with all requirements of Law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect.

3.9    Tax Returns. Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

3.10    Environmental Matters. Borrower is in compliance, in all respects, with all Environmental Laws, including, without limitation, all Environmental Laws in jurisdictions in which Borrower owns or operates, or has owned or operated, a facility or site, stores Security Property, arranges or has arranged for disposal or treatment of Hazardous Substances, solid waste or other waste, accepts or has accepted for transport any Hazardous Substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as otherwise disclosed to Lender, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to Borrower’s Knowledge, threatened against Borrower, any real property which any Borrower holds any interest or any past or present operation of Borrower. No release, threatened release or disposal of Hazardous Substances is occurring, or to Borrower’s Knowledge has occurred, on, under or to any real property in which Borrower holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a Governmental Authority or other Person.

3.11    Intellectual Property. Borrower owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know‑how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of Borrower.

3.12    Regulatory Matters. No part of the proceeds of the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time in effect or for any purpose which violates the provisions of the regulations of the Board of Governors of the Federal Reserve System.

3.13    Solvency. As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents Borrower will be Solvent.

3.14    ERISA. With respect to each Borrower, (a) Borrower is not an “employee benefit plan” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (b) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (c) one or more of the following circumstances is true: (i) Equity interests in Borrower are publicly offered securities within the meaning of 29 C.F.R. § 2510.3-101(b)(2); (ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or (iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or an investment company registered under The Investment Company Act of 1940. Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender, certifying to Lender that the representation and warranties contained in this Section are true, correct and complete in all material respects.

3.15    Texas Labor Code. No wage claim is currently pending with the Texas Workforce Commission against Borrower pursuant to Section 61 of the Texas Labor Code and no lien exists against the Property pursuant to Section 61 of the Texas Labor Code.

3.16    Survival of Representations. The representations and warranties of Borrower set forth in this Article III, elsewhere in this Agreement, in the other Loan Documents and in the Indemnity Agreement shall survive for so long as the Indebtedness has not been fully paid, the Obligations have not been fully satisfied and there has been no voluntary release and/or reconveyance of the Security Instrument; provided, however, that the representations and warranties set forth in the Indemnity Agreement shall survive as stated therein. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation hereafter made by Lender or on its behalf. Borrower will immediately notify Lender in writing if any of the representations, warranties or covenants are no longer true or have been breached or if Borrower has a reasonable basis to believe that they may no longer be true or have been breached. In addition, Borrower will, at the request of Lender, provide such information as may be reasonably requested by Lender to determine Borrower’s compliance with the terms hereof.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower hereby unconditionally covenants and agrees with Lender, until the Indebtedness has been indefeasibly paid in full and the Obligations have been indefeasibly paid, fully performed and discharged (excluding any Obligations which expressly survive repayment of the Indebtedness and release of the Security Instrument), as follows:

4.1    Payment and Performance of Obligations. Borrower shall timely pay the Indebtedness and perform or cause to be performed the Obligations pursuant to the terms of this Agreement.

4.2    Continuation of Existence and Authority. Each Borrower will maintain in good standing its existence, franchises, rights and privileges under the Laws of the State of Delaware and its rights to transact business in the state in which that part of the real property constituting the Individual Property owned by such Borrower is located, including its right to borrow under this Agreement and perform all of its other terms and provisions of the Loan Documents, and will not dissolve, terminate or otherwise dispose, directly or indirectly or by operation of law, of all or substantially all of its assets or change its legal structure from a limited liability company organized under the State of Delaware. Manager shall continue to be duly authorized to execute documents in connection with the Loan.

4.3    Taxes and Other Charges.

(a)    Payment. Borrower will duly pay and discharge, or cause to be paid and discharged, not later than the earliest to occur of (i) the due date thereof; (ii) the date any fine, penalty, interest or cost may be added thereto or imposed; and (iii) the date prior to any date any Lien may be filed for the nonpayment thereof (if such date is used to determine the due date of the respective item) all (A) general taxes, special taxes, assessments (including assessments for benefits from public works or improvements whenever begun or completed) (the “Real Estate Taxes”), utility charges, water charges, sewer service charges, common area maintenance charges, if any, vault or space charges and all other like charges against or affecting the Property or against any property or equipment located on the Property, or which might become a Lien on the Property; (B) income taxes, franchise taxes, and other taxes owing by Borrower the non-payment of which would result in a Lien against the Property or otherwise diminish or impair the security of the Security Instrument; (C) any stamp taxes which may be required to be paid in connection with the Security Instrument; and (D) all taxes (excluding income taxes of Lender), charges, filing, registration, and recording fees, excises and levies imposed upon Lender by reason of or in connection with the execution, delivery and/or recording of the Loan Documents or the ownership of the Security Instrument or any Security Instrument supplemental hereto, any security instrument with respect to any equipment or any instrument of further assurance, and all corporate, stamp and other taxes required to be paid in connection with the Loan (collectively, the “Impositions”). Borrower will also pay any penalty, interest or cost for non-payment of Impositions which may become due and payable, and such penalties, interest or cost shall be included within the term Impositions. Unless Borrower is required to make monthly deposits pursuant to this Agreement or any other Loan Document, Borrower shall deliver official receipts evidencing the payment of all Real Estate Taxes promptly after payment of the same, and if requested by Lender, all Impositions to Lender not later than thirty (30) days following the payment of the same.

(b)    Monthly Deposits. In order to assure compliance with Borrower’s obligations pursuant to Section 4.3 and Section 6.1, Borrower shall deposit with Lender, together with and in addition to each monthly payment due on account of the Loan, an amount equal to one-twelfth of the annual total of such Real Estate Taxes and insurance premiums (all as reasonably estimated by Lender) so that, at least thirty (30) days prior to the due date thereof, Lender shall be able to pay in full all such Real Estate Taxes and insurance premiums. Lender may hold the sums so deposited without paying interest, commingle same with its general funds and/or apply the same to the payment of Real Estate Taxes and insurance premiums. If at any time the funds held by Lender are insufficient to pay such Real Estate Taxes and insurance premiums, Borrower shall promptly, upon Notice and demand by Lender, deposit with Lender the amount of such deficiency. If Borrower fails to make timely payments pursuant to the terms of this Section 4.3, Lender, at Lender’s sole option, shall have the right to make such payments pursuant to the terms of this Agreement. Upon and following the occurrence of an Event of Default, Lender may, at Lender’s sole option but without an obligation so to do, apply any funds held pursuant to the terms of this Section 4.3(b) toward the payment of the Indebtedness, notwithstanding the fact that the amount owing thereon may not then be due and payable or that the Indebtedness may otherwise be adequately secured, in such order and manner of application as Lender may elect.

(c)    Contests. Borrower may contest, in good faith and in accordance with applicable Laws and procedures, the proposed assessment of ad valorem taxes or special assessments by Governmental Authorities having jurisdiction over the Property; provided, however, Borrower shall give Notice of its intent to bring such an action to Lender. Any such contest, however, shall not relieve Borrower of its obligation to pay all Impositions and Real Estate Taxes in full, and Lender may require Borrower to post a bond or other collateral satisfactory to Lender (and acceptable to the title company insuring the Security Instrument to insure over any Lien described in this Section 4.3(c)) as a result of Borrower’s act.

4.4    Lien Priority. Borrower will protect and preserve the first lien and security interest status of the Security Instrument, subject to any Permitted Encumbrances existing as of the Closing Date.

4.5    Property Maintenance and Management.

(a)    Borrower will (i) operate and maintain the Property in good order, repair and operating condition, ordinary wear and tear excepted and shall not commit or permit any misuse or waste thereof; (ii) promptly make all necessary repairs, renewals, replacements, and improvements thereto, necessary to insure that the same as part of the security for the Security Instrument shall not in any way be diminished or impaired; (iii) replace Fixtures and personal property as and when appropriate with Fixtures or personal property comparable thereto when new; (iv) maintain all utilities required for the Existing Use; and (v) make such repairs as Lender may reasonably require, and from time to time make all needful and proper replacements so that the Improvements, Fixtures and Security Property shall at all times be in good condition, fit and proper for the respective purposes for which they were originally erected or installed (subject to normal wear and tear). Borrower shall only use contractors who are properly licensed, who carry workers’ compensation insurance and appropriate liability insurance, who generally have a good reputation for completing their work in a neat, prompt and workmanlike manner, and use only new or re-manufactured goods of a quality as good or better than that originally used on the Property in connection with any work at the Property. In order to assure compliance with Borrower’s obligations pursuant to Section 4.5(a), Borrower shall maintain commercially reasonable operating reserves and such funds may only be used to pay for costs incurred in connection with this Section 4.5(a). Borrower hereby grants (subject to the rights of tenants under any Leases at the Property) and will use commercially reasonable efforts to cause any tenants of the Property to grant to Lender and its agents, employees, attorneys, consultants, contractors, successors and assigns, an irrevocable license and authorization to enter upon the Property once a year (unless more frequent access is necessary pursuant to Lender’s rights in the Indemnity Agreement) to inspect the Property for compliance with this Section. Failure to perform such inspection does not relieve Borrower of its obligations hereunder.

(b)    Borrower will maintain all necessary certificates, licenses, authorizations, registrations, permits and/or approvals necessary for the operation of all or any part of the Property, and the occupancy and use of the Property, including, where appropriate, a permanent certificate of occupancy and all required zoning ordinance, building code, land use, environmental and other similar permits or approvals, all of which as of the date hereof are in full force and effect and not subject to any revocation, amendment, release, suspension or forfeiture.

(c)    Borrower shall construct and maintain all curbs, drives and parking areas existing as of the Closing Date. Borrower shall maintain at all times a number of parking spaces equal to or greater than the greatest of (i) the Minimum Parking Requirement, (ii) the number required by any Laws or any governmental body, agency or authority having jurisdiction over Borrower or the Property, and (iii) the number required by the terms of all Leases.

(d)    The initial manager of the Property shall be Whitestone REIT Operating Partnership, L.P., a Delaware limited partnership. Any manager or leasing agent of the Property, if other than Borrower or the foregoing party, shall be first approved in writing by Lender. The maximum property management fee shall be five percent (5%) of gross rentals at the Property. Borrower shall employ all property management or leasing agents pursuant to agreement(s) reasonably acceptable to Lender until the Indebtedness has been paid in full and the Obligations have been fully satisfied. Any such agreement is hereby assigned to Lender and the rights of the manager and leasing agent thereunder shall be subordinated to the Lien of the Security Instrument and such manager and leasing agent shall consent to such subordination and assignment upon request from Lender. If any change of management or termination or modification of any such agreement occurs without Lender’s prior written approval, it shall constitute an Event of Default.

(e)    Borrower shall cause each Individual Property to remain separately assessed for real estate tax purposes as a separate tax lot or lots.

(f)    Borrower shall use commercially reasonable efforts to obtain estoppels for each of the Declarations that are acceptable to Lender promptly after the Closing Date.

4.6    Compliance with Laws and OFAC. Borrower shall perform and promptly comply with, and cause the Property to be maintained, used and operated in accordance with, any and all present and future Law and duties or obligations imposed by Laws and in all material respects in accordance with (a) applicable orders, rules and regulations of any regulatory, licensing, accrediting, or rating organization or other body that is not a Governmental Authority , (b) applicable duties or obligations of any kind imposed under any Permitted Encumbrance or otherwise by covenant, condition, agreement or easement, public or private, and (c) policies of insurance or the rules and regulations of any insurance underwriting or rating organization, at any time in force with respect to the Property. Borrower shall promptly provide Lender with a copy of any written notice Borrower receives indicating that Borrower is in default of any of the foregoing or that the Property is not in compliance with any Laws. Borrower shall comply with Section 3.8 until the Indebtedness has been paid in full.

4.7    Property Reports.

(a)    Books and Records. Borrower will maintain complete and accurate books and records showing in detail the income and expenses of the Property, and from time to time upon request by Lender, will permit Lender and its agents, contractors or representatives to examine said books and records and all supporting vouchers and data during normal business hours and upon prior notice, in such place as such books and records are customarily kept.

(b)    Annual Reporting Requirement. Borrower and Guarantor shall furnish to Lender annual certified Financial Statements, including a rent roll, operating statements for the Property, income statements and balance sheets for Borrower, Guarantor, the Property and all Major Tenants (if required under their respective Leases or otherwise available to Borrower), within ninety (90) days of the end of their respective fiscal year. These statements shall: (i) be in form reasonably acceptable to Lender, (ii) be prepared in accordance with generally accepted accounting principles consistently applied, (iii) be certified as true and correct in all material respects by Borrower or an authorized representative of Borrower and Guarantor, respectively, and (iv) include the most current annual sales figures for the Property and all Major Tenants (if applicable, available or required under their respective Leases). In the event Borrower fails to provide such statements to Lender within the time prescribed above, Borrower shall pay Lender the sum of Two Hundred and NO/100 Dollars ($200.00) in administrative expenses for each successive month or partial month beyond the ninety (90) day period set forth above for which the statements are delinquent.

(c)    Lender Request. At the request of Lender, but under no circumstances more often than once a quarter (provided no Event of Default has occurred under the Loan Documents), Borrower shall furnish to Lender within fifteen (15) days of such request: (i) unaudited Financial Statements (balance sheet, income statement, operating statements and current rent roll) covering the operation of the Property for periods other than those set forth in Section 4.7(b) above, (ii) unaudited Financial Statements (balance sheets and income statements) for Borrower and Guarantor. All such statements and rent rolls shall be certified to Lender to be complete, correct, and accurate in all material respects by the individual for an individual’s statements or by an authorized representative of the entity if the statements are for a partnership, corporation or limited liability company or other such entity. Notwithstanding the foregoing, during the existence of an Event of Default under the Loan Documents, Lender shall have the right to require additional audited financial statements, including operating statements for the Property, income statements and balance sheets for Borrower, Guarantor, the Property and all Major Tenants, if required under the applicable Major Tenant Leases or otherwise available to Borrower, certified by a certified public accountant approved by Lender, the cost of which shall be paid by Borrower.

4.8    Borrower’s Estoppel Certificate. Within ten (10) days after Lender’s request, Borrower shall furnish to Lender a written statement, certifying to Lender or to Lender’s designee as to: (a) the amount of the Indebtedness then owing under the Loan Documents; (b) the terms of payment and Maturity Date of the Indebtedness; (c) the date to which interest has been paid under the Loan; (d) whether any offsets or defenses exist against the Indebtedness or Obligations and, if any are alleged to exist, a detailed description thereof; (e) that all Leases for the Property are in full force and effect and have not been modified (or if modified, setting forth all modifications); (f) the date to which the Rents, under such Leases have been paid; (g) whether or not, to Borrower’s Knowledge, any of the tenants under such Leases are in default under such Leases, and, if any of the tenants are in default, setting forth the specific nature of all such defaults; and (h) any other matters reasonably requested by Lender.

4.9    Additional Reporting Requirements. Borrower shall provide prompt Notice to Lender of the occurrence of any of the following (together with a description of the action which Borrower proposes to take with respect thereto): (a) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default, (b) any litigation filed by or against Borrower or any proceedings before any Governmental Authority or arbitrator involving or affecting Borrower or the Property except claims that are covered by insurance, have an amount in controversy of $100,000 or less, and that could not adversely affect the validity of the lien of the Security Instrument), (c) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as all such terms are defined in ERISA), or (d) any event which is reasonably likely to have a Material Adverse Effect.

4.10    Compliance with Loan Documents; Further Assurances.

(a)    Borrower shall, and shall cause Guarantor and other Borrower Parties (as applicable) to observe, perform and satisfy in a timely manner all the terms, provisions, covenants, conditions, duties and obligations required to be observed, performed or satisfied by them, and shall pay when due all costs, fees and expenses required to be paid by them, under and pursuant to this Agreement, and the other Loan Documents.

(b)    At Borrower’s sole cost and expense, Borrower shall promptly (i) cure, or cause to be cured, any defects in the execution and delivery of the Loan Documents, and (ii) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the collateral for the Indebtedness, to correct any omissions or errors in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith.

(c)    If Borrower changes its name, place of business, or jurisdiction of organization pursuant to Section 5.4, Borrower shall deliver to Lender all UCC financing statements and amendments as Lender shall request and shall take all other actions deemed necessary by Lender to continue its perfected first priority lien status in the Security Property.

(d)    Borrower shall not raise as a defense to the payment of the Loan that there exists set-offs, defenses or counterclaims, except to the extent such defense is permitted or provided by the usury Laws of the State.

4.11    Special Purpose Entity; Separateness.

(a)    Each Borrower hereby covenants, until such time as the Indebtedness is fully and finally paid, each Borrower shall not:

(i)    change or permit to be changed its Governing Documents, if such change would materially and adversely impact the covenants set forth in this Agreement or otherwise violate any prohibited transfer or due on sale provisions set forth in the Loan Documents;

(ii)    fail to qualify to do business and remain in good standing under the Laws of the state in which it was formed and the state in which that part of the real property constituting the Individual Property owned by such Borrower is located, or fail to observe all material corporate formalities;

(iii)    engage in any line of business or other activity other than (1) acquiring, owning, operating, leasing, managing and disposing of the applicable Individual Property (and activities incidental thereto), (2) entering into the Loan, (3) refinancing the Property in connection with a permitted repayment of the Loan, and (4) any and all lawful activities incidental, necessary and appropriate thereto;

(iv)    acquire or own any assets other than (1) the applicable Individual Property, and (2) such incidental personal property as may be necessary for the operation of the applicable Individual Property or the conduct of its business as contemplated herein;

(v)    merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, or change its legal structure;

(vi)    transfer or otherwise dispose of all or substantially all of its assets, or engage in any transfer of assets outside the ordinary course of its business;

(vii)    form, acquire, hold or own any subsidiary, or make any investment in any Person (including the acquisition of obligations or securities of its Affiliates or acquisition of evidence of indebtedness issued by any other Person (other than cash and investment-grade securities));

(viii)    commingle its assets with the assets of any other Person except for any other Person constituting Borrower;

(ix)    incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (1) the Loan; (2) trade and operational indebtedness incurred in the ordinary course of business with trade creditors (including, without limitation, indebtedness related to tenant improvements), provided such indebtedness is (A) unsecured, (B) not evidenced by a note, (C) on commercially reasonable terms and conditions, and (D) due not more than ninety (90) days past the date incurred and paid on or prior to such date, provided, further, that at no time shall the aggregate outstanding balance of the permitted debt specified in (2) above exceed $250,000.00;

(x)    fail to maintain its records, books of account, bank accounts, Financial Statements, accounting records and other entity documents separate and apart from those of any other Person or have its assets listed on the Financial Statement of any other entity except for any other Person constituting Borrower; provided, however, that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated Financial Statements of an Affiliate so long as Borrower’s assets are listed on Borrower’s own separate balance sheet and that any such consolidated Financial Statements contain a footnote indicating that Borrower is a separate legal entity, that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate, and that Borrower maintains separate books and records;

(xi)    enter into any contract or agreement with any Affiliate except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(xii)    maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xiii)    except as required by the Loan with respect to the other entities constituting Borrower, assume or guaranty or otherwise become obligated for the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person (other than to Lender to secure the Loan) or hold out its credit as being available to satisfy the obligations of any other Person;

(xiv)    make any loans or advances to any Person;

(xv)    fail to file its own tax returns (unless Borrower is a tax-disregarded entity not required to file tax returns under applicable Law) or file a consolidated federal income tax return with any Person (unless prohibited or required, as the case may be, by applicable Laws);

(xvi)    fail either to hold itself out to the public as a legal entity separate and distinct from any other Person (including identifying itself as a division or part of any other Person), or to conduct its business solely in its own name (including the failure to use separate invoices and checks bearing its own name) or fail to correct any known misunderstanding regarding its separate identity;

(xvii)    fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (including the failure to remain Solvent or pay its own expenses and liabilities (including salaries of its own employees) only from its own funds); provided, however: (1) the failure of any principal of or investor in Borrower to contribute additional capital to Borrower shall not constitute a breach of this subsection (xvii) during any period in which the Property experiences negative cash flow unless, without first paying operating expenses, debt service, maintaining commercially reasonable reserves, and all other amounts required the Loan Documents, Borrower (x) commits a default under Section 5.10 hereof, or (y) fails to turn over to Lender Rents received by Borrower after revocation of the license to receive Rents; and (2) a reduction of the market value of the Property (not caused by the acts and/or omissions of Borrower or its agents) below the outstanding Indebtedness shall not constitute a breach of this subsection (xvii);

(xviii)    without the prior consent of Borrower sole member and the prior unanimous consent of all the direct owners of Borrower’s sole member, (1) elect to dissolve or liquidate, or permit its sole member to elect to dissolve or liquidate, its business organization or wind up its business affairs; (2) consent, or allow its sole member to consent, to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets; (3) be adjudicated as bankrupt or insolvent, or file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due; (4) make a general assignment for the benefit of creditors; (5) file a petition under or take advantage of any insolvency Law; (6) file an answer admitting the material allegations of a petition filed against Borrower or Guarantor or the managing member of Borrower or Guarantor in any bankruptcy, reorganization or insolvency proceeding or petition or request for the appointment of a receiver, or fail to cause the dismissal of such petition within thirty (30) days after the filing of said petition; or (7) take action for the purpose of effecting any of the foregoing; or

(xix)    fail to fairly and reasonably allocate expenses that are shared with an Affiliate (including for shared office space and for services performed by an employee of an Affiliate), if any, among the Persons sharing such expenses.

(b)    The Governing Documents of Borrower shall at all times materially comply with each of the representations, warranties, covenants, and provisions set forth in Section 4.11(a).

4.12    Leases and Possessory Estates.

(a)    Leasing. Borrower shall use all commercially reasonable efforts to lease and keep all of the Improvements fully leased. Any and all such Leases must comply with the provisions hereof. Upon Lender’s request, Borrower shall deliver to Lender a true, complete and correct copy of all Leases. Borrower shall not amend, modify, permit an assignment or sublease, supplement, terminate, cancel or rescind any Lease after the execution thereof without the prior written consent of Lender, except such consent shall not be required for such actions as to Leases not with Major Tenants that are taken in accordance with normal and prudent property management practices. Additionally, Borrower shall not, without the prior written consent of Lender, (i) request or consent to the subordination of any Lease to any Lien subordinate to the Security Instrument; or (ii) exercise any right to relocate any tenant outside the Property pursuant to any right set forth in a Lease.

(b)    Lease Form. Except to the extent any national or regional tenant requires the use of its own form of lease as a condition to occupying the Property or in connection with the renewal of an existing lease on a form substantially similar to the existing lease form, Borrower shall only execute Leases, in connection with leasing all or any part of the Property, in substantially the form of tenant lease approved by Lender as part of the underwriting of the Loan (the “Form Lease”) and include non-material changes only; notwithstanding the foregoing, the renewal of any lease with a Major Tenant is not required to be on the Form Lease but shall be subject to Lender’s approval. Borrower shall not, without the prior written consent of Lender, which may be granted or withheld in Lender’s sole reasonable discretion, materially amend, modify or alter the Form Lease and Borrower shall reimburse Lender any of its costs and expenses, including reasonable attorneys’ fees, for the review of the Form Lease, including any proposed revisions thereto, or for the review of proposed Leases, any extensions, modifications and amendments to Leases. Any change to the Form Lease affecting the tenant’s insurance, the tenant’s obligation to reimburse the landlord for the cost of taxes, insurance or operating expenses, the use of insurance or condemnation proceeds, granting any right with respect to the purchase of any part of the Property (including without limitation, any right of first offer or refusal or purchase option), or otherwise having an adverse effect on Lender’s rights shall be deemed to be “material” and may not be made without Lender’s consent. If Borrower requests Lender to review and/or execute any non-disturbance and attornment agreements or estoppel certificates with current or future tenants of the Property (as applicable), Lender will only enter into such agreements which are on Lender’s then-current standard form of such agreement or such other form as Lender may approve. Any other form or changes to Lender’s then-current standard form submitted by Borrower or tenant are subject to Lender’s review, and shall be subject to payment by Borrower of Lender’s reasonable actual legal fees (internal or external counsel). All Leases must (i) be at competitive market rents; (ii) for all new Leases, have lease terms of not less than three (3) years; and (iii) contain a written provision acceptable to Lender whereby all rights of the tenant under the Lease are subordinated to the Loan Documents. At Lender’s option, any Lease may be made superior to the lien of the Security Instrument and to all renewals, modifications, consolidations, replacement and extensions thereof (including, without limitation, any increase in the amount of the Indebtedness secured thereby) at Lender’s option. Notwithstanding the foregoing, Borrower may make modifications to the Form Lease as may be required or necessary in order to maintain compliance with applicable Law and negotiate changes to the Form Lease with prospective tenants provided such changes are commercially reasonable, negotiated in the ordinary course of business of owning and operating the Property in a prudent and sound businesslike manner and otherwise consistent with normal and prudent property management practices. Borrower shall not enter into any Major Tenant Lease without obtaining Lender’s prior written consent.

(c)    Performance. Borrower shall (i) duly and punctually perform and comply with any and all covenants and agreements which are binding on the landlord under any Lease; (ii) enforce in a commercially reasonable manner, short of termination, the performance by each tenant under its respective Lease of all of said tenant’s obligations thereunder in accordance with its normal business practices; (iii) appear and provide appropriate defense, with reasonable diligence, in any action or proceeding in any way connected with any Lease; and (iv) deliver to Lender such further information, and execute and deliver to Lender such further assurances, assignments, and confirmations of Lender’s rights under the Loan Documents with respect to the Leases and Rents as Lender may reasonably request. Without Lender’s prior written consent, Borrower shall not (A) do or knowingly permit to be done anything to impair the value of any of the Leases; (B) except for security or similar deposits, collect any Rents or other payments due under any of the Leases more than one (1) month in advance of the time when the same becomes due under the terms of any Lease; (C) discount any future Rents or other payments due under any of the Leases; or (D) assign or grant a security interest in or to any of the Leases or any Rents due thereunder, other than in accordance with the terms, provisions, or obligations contained in the Loan Documents. Borrower shall notify Lender in writing of (1) any termination or cancellation sent or received by Borrower with respect to any Lease, (2) any monetary default beyond notice and cure period with respect to any Lease, and (3) any nonmonetary default giving rise to a termination right with respect to any Lease. Lender shall have the right, but not the obligation, at its sole option, upon the occurrence of any default by Borrower under any Lease, to pay any sum required or perform any obligation required to cure such default and Borrower shall repay on demand any and all such amounts incurred by Lender, including interest on such amount at the Default Rate.

Notwithstanding the foregoing, if Lender fails to respond to a request to approve a new Lease or amendment to any Lease, in each case to the extent Lender’s consent is required, within fifteen (15) Business Days after the final (negotiated) version of the Lease (including all exhibits) or amendment, a current rent roll for the Property, and all tenant credit information has been delivered and received by Lender, clearly marked “LEASE REVIEW TIME SENSITIVE RESPONSE REQUIRED”, Borrower shall send a second notice by way of certified mail or overnight courier clearly marked in the same fashion. If after five (5) Business Days from receipt of the second notice, Lender has not responded, the Lease or amendment to Lease shall be deemed approved by Lender. If all of the required information was not provided initially or additional information is required by Lender to render a decision on the Lease or any amendment to Lease, the time to respond will commence upon Lender’s receipt of all required information.

(d)    Estoppel Certificates. Borrower shall use commercially reasonable efforts to deliver to Lender, upon request, tenant estoppel certificates from each commercial lessee at the Property in form and substance reasonably satisfactory to Lender (provided, however, that Borrower shall not be required to deliver such certificates more frequently than one time in any calendar year unless a default then exists under the Loan Documents).

(e)    Termination Fees. Upon collection or receipt of any Termination Fees (i) from Major Tenants, or (ii) in excess of Two Hundred-Fifty Thousand and NO/100 Dollars ($250,000.00) (whether or not Lender’s consent to such termination is required) the entire Termination Fee shall be deposited into a cash collateral account controlled by Lender and use such Termination Fees to retrofit or build out the space for a new tenant(s) under terms and conditions reasonably satisfactory to Lender. Upon the occurrence of a default under the Loan Documents, all Termination Fees shall be delivered to Lender and upon the occurrence of an Event of Default, Lender may apply the Termination Fees, including any Termination Fees held in a cash collateral account, in such order and manner of application as Lender may elect (notwithstanding the fact that the amount owing thereon may not then be due and payable or that the Indebtedness may otherwise be adequately secured). Upon the occurrence of a Material Adverse Change in the value of the Property (as a result of or in conjunction with any such lease termination as determined by Lender), all Termination Fees shall be deposited into a cash collateral account and shall be made available to for costs associated with replacing the applicable tenant (e.g., tenant improvements and leasing commissions) and once the vacated space is relet any remaining Termination Fees originally deposited with respect to such tenant shall be returned to Borrower.

(f)    Miscellaneous Licenses, Leases and other Possessory Estates. Notwithstanding anything in this Agreement to the contrary, Borrower shall not, without Lender’s prior written consent, grant any Person any possessory interest wherein such Person shall have the right to attach to any exterior portion of the Improvements or on any portion of the Real Property telecommunication, renewable energy or similar equipment, including, but not limited to: satellite dishes, antennas, cable routers, solar panels, wind turbines, etc. unless such equipment is solely providing service to the Property.

4.13    Miscellaneous Property Agreements. Borrower shall duly and punctually perform and comply with any and all covenants and agreements which are binding on the Borrower under any deed, sublease, or other form of conveyance, or any other agreement pursuant to which Borrower grants or is granted a possessory interest in the Property.

ARTICLE V
NEGATIVE COVENANTS

Borrower hereby unconditionally covenants and agrees with Lender, until the Indebtedness has been paid in full and the Obligations have been paid, fully performed and discharged, as follows:

5.1    Use Violations. Borrower will not use, maintain, operate or occupy, or allow the use, maintenance, operation or occupancy of, the Property in any manner which (a) violates any Laws; (b) may be dangerous, unless safeguarded as required by Law and/or appropriate insurance; (c) constitutes a public or private nuisance; or (d) makes void, voidable or cancellable, or increases the premium of, any insurance then in force with respect thereto.

5.2    Waste. Borrower will not commit or permit any waste or impairment of the Property, ordinary wear and tear excepted.

5.3    No Disposition. Except for Permitted Dispositions, neither Borrower nor any legal or beneficial owner of Borrower will make a Disposition without obtaining Lender’s prior written consent to the Disposition.

5.4    Change of Name or Address. Borrower shall not change its name, identity, or its jurisdiction of organization without obtaining Lender’s prior written consent to such change and Borrower shall not change its principal places of business without prior written Notice to Lender. Borrower shall bear all costs incurred by Lender in connection with any such change including, without limitation, reasonable attorneys’ fees.

5.5    ERISA. Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under this Agreement and the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or result in a violation of a state statute regulating governmental plans.

5.6    Zoning. Borrower will not (a) initiate, support or acquiesce in any zoning reclassification of the Property, seek any variance under existing zoning ordinances applicable to the Property or use or permit the use of the Property in a manner which would result in such use becoming a non-conforming use under applicable zoning ordinances; (b) modify, amend or supplement any of the Permitted Encumbrances without Lender’s consent; (c) impose any restrictive covenants or encumbrances upon the Property, or execute or file any subdivision plat affecting the Property, or consent to the annexation of the Property to any municipality without Lender’s consent; (d) permit or suffer the Property to be used by the public or any Person in such manner as would make possible a colorable claim of adverse usage or possession or of any implied dedication or easement; (e) take any actions which results in the Property no longer being separately assessed for real property tax purposes as a separate tax lot or lots; (f) assign, transfer or in any manner change any certificates, licenses, authorizations, registrations, permits and/or approvals without first receiving the written consent of Lender; or (g) consent to the formation of any owner/tenant association or road improvement district affecting the Property. Notwithstanding the foregoing, Lender shall not unreasonably withhold its consent to items under subparagraph (b) and (c) of the immediately preceding sentence so long as such items do not materially adversely affect the operation of the Property, adversely affect a material portion of the parking at the Property, or adversely affect access to the Property.

5.7    Mineral Rights. Borrower agrees that the making of any oil, gas or mineral lease, or the sale or conveyance of any mineral interest or right to explore for minerals under, through or upon the Property, would impair the value of the Property and Borrower will not permit any drilling or exploration for or extraction, removal or production of any minerals from the surface or the sub-surface of the Real Property regardless of the depth thereof or the method of mining or extraction thereof. Borrower shall have no right, power or authority to lease the Property, or any part thereof, for oil, gas or other mineral purposes, or to grant, assign or convey any mineral interest of any nature, or the right to explore for oil, gas and other minerals, without first obtaining Lender’s express written permission therefor. Whether or not Lender shall consent to such Lease or grant of mineral rights, Lender shall receive the entire consideration to be paid for any such Lease or grant of mineral rights, with the same to be applied to the Loan notwithstanding the fact that the amount owing thereon may not then be due and payable or that the Loan is otherwise adequately secured. The acceptance of such consideration shall in no way impair the Lien of the Security Instrument on the Property or cure any existing Event of Default.

5.8    Alteration, Removal, Building and Change in Use of Property. Borrower will not permit the following without the prior written consent of Lender, which consent shall be at the discretion of Lender: (a) build or construct upon any portion of the Property, any building, structure or improvement of any kind whatsoever, including without limitation, any structural alteration of, or addition to, the Improvements now or hereafter situated upon the Real Property, or the addition of any new buildings or other structure(s) thereto, other than (i) the erection or removal of non-load bearing interior walls or alterations required by the terms of Leases which have been approved by Lender or which are not subject to Lender’s review, comment and approval, or (ii) making other immaterial alterations or improvements to the Property consistent with the ownership and operation relating to the Existing Use; (b) the removal, transfer, sale or lease of the Fixtures and Security Property, except that the renewal, replacement or substitution of broken, obsolete or worn out Fixtures and Security Property may be made in the normal course of business as long as replacement or substituted items are of like or better quality, value and utility as the removed items were in their original condition; and (c) the use of any of the Improvements now or hereafter situated on the Real Property for any purpose other than the Existing Use and related facilities.

5.9    Liens, Charges and Encumbrances. Borrower will not permit to be created or to exist in respect of the Property or any part thereof any Lien on parity with, superior to or inferior to any of the Liens of the Loan Documents, except for the Permitted Encumbrances. Upon the creation of any Lien on the Property, including without limitation a Lien resulting from or arising out of a breach of a Permitted Encumbrance, Borrower shall promptly (but not more than ten (10) Business Days after written notice of such Lien is sent to Borrower by Lender) pay or otherwise discharge all lawful claims and demands of mechanics, materialmen, laborers, realtors, brokers and others which if unpaid, might result in, or permit the creation of, a Lien, charge or encumbrance upon the Property or any part thereof, or on the Rents, arising therefrom. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, Borrower may contest, at no expense to Lender, by appropriate legal proceedings promptly initiated and conducted with due diligence, in accordance with all applicable statutes, laws, and ordinances, mechanics’, materialmen’s and other such liens filed against the Property in accordance with the terms hereof. Borrower shall give Notice to Lender of its intent to bring such action and Lender may, in Lender’s discretion, require Borrower to either: (i) post a bond or other collateral satisfactory to Lender (and acceptable to the title company insuring the Security Instrument to insure over any Lien described in this Section 5.9); or (ii) provide Lender with a cash deposit in an amount necessary to pay any and all costs associated with having the Lien released, which deposit may be used by Lender to satisfy any Lien described in this Section 5.9 (in the event Borrower is unsuccessful contesting such Lien) within a period of ten days after written notice is sent to Borrower requiring the posting of the bond or other collateral. Upon a final, non-appealable adverse determination of such Lien, Borrower shall have a period of five days to pay all amounts secured by such Lien and provide Lender with evidence such Lien has been released. In the event such Lien is either successfully contested and released by Borrower or upon final, non-appealable adverse determination of such Lien, Borrower pays all amounts required to release the Lien, Lender shall promptly return to Borrower all amounts held pursuant to clause (ii) hereof so long as no default then exists under the Loan Documents.

5.10    Distributions. Borrower will not make any distributions with respect to any class of its equity or ownership interest; provided, however, that Borrower may make distributions so long as:  (i) there exists no default under the Loan Documents, (ii) Borrower shall, after giving effect to any such distribution, continue to be in compliance with the terms and conditions of the Loan Documents, including without limitation Section 4.11 hereof, and (iii) by making such distribution, Borrower shall be deemed to have remade the representation in Section 3.13 of this Agreement to be effective after giving effect to such distribution.

5.11    Controlled Substances.

(a)    Management of Leases and Property. Borrower shall not engage in any Drug-Related Activities and shall prohibit any use or occupancy of the Property for Drug-Related Activities. Without limiting the generality of the foregoing, Borrower shall (i) not enter into, consent to or permit any Lease which allows Drug-Related Activities at the Property, (ii) expressly prohibit in all Leases (and expressly include such prohibition in its Form Lease) any Controlled Substances Use and Drug-Related Activities on any portion of the Property, (iii) establish commercially reasonable background checks and verification procedures to verify that prospective tenants (and any guarantors of such Leases) are not engaged in Drug-Related Activities. To the extent Borrower should nonetheless become aware of any Drug-Related Activities occurring at the Property or of any of the principals of any tenant under any Lease at the Property being involved in Drug-Related Activities (whether at the Property or elsewhere) Borrower shall immediately provide Notice of such information to Lender. Nothing contained herein or in Section 5.11(b) shall preclude Borrower or any tenant or occupant of the Property in engaging in the sale, creation, production, manufacture, storage, distribution, possession or handling of any Controlled Substances in accordance will all applicable federal laws and applicable State laws.

(b)    Payments to Lender. Borrower shall not make any payments to Lender from funds derived from Drug-Related Activities.

(c)    Supersedes Local Law. The provisions of this Section 5.11 are intended and shall apply notwithstanding any state or local law permitting the Controlled Substances Uses or Drug-Related Activities.

5.12    Texas Labor Code. Borrower shall not permit any lien to attach to the Property pursuant to Section 61 of the Texas Labor Code. Borrower covenants and agrees to provide Lender with copies of any notices or orders received by Borrower from the Texas Workforce Commission or any court in connection with any wage claim under Section 61 of the Texas Labor Code.

ARTICLE VI
INSURANCE, CASUALTY, CONDEMNATION

6.1    Insurance.

(a)    Required Coverages. At Borrower’s sole cost and expense, Borrower shall maintain in full force and effect on the Property until the Indebtedness has been paid in full and all Obligations have been fully performed and completed, the following insurance:

(i)    Property. Special form (extended coverage all risk) property insurance insuring all Improvements, Fixtures and Security Property that now are or hereafter become a part of the Property from all losses or damages resulting from fire, windstorm, flood (if required), sinkhole, earthquake (if required), mine subsidence, acts of terrorism, and such other hazards, casualties, contingencies and perils as may be required by Lender, in an amount equal to the full insurable replacement cost thereof (without taking into account any depreciation);

(ii)    Liability. Commercial general liability insurance in an adequate amount as may from time to time be required by Lender, taking into consideration the type of property being insured and the corresponding liability exposure, on forms, with deductibles, and in amounts as may be acceptable to Lender;

(iii)    Components. Comprehensive boiler and machinery insurance (without exclusion for explosion), if applicable, in amounts as shall be reasonably required by Lender and covering all boilers or other pressure vessels, machinery and equipment located at or about the Property (including, without limitation, electrical equipment, sprinkler systems, heating and air conditioning equipment, refrigeration equipment and piping);

(iv)    Flood. Insurance covering loss by flood (if at any time during the term of the Loan the Improvements are shown to lie wholly or partially within a Special Flood Hazard Area as designated on the Federal Emergency Management Agency’s maps, or any other flood prone area) in an amount equal to the full insurable replacement cost of the Improvements or such other amount as approved by Lender;

(v)    Rent Loss. Business Income coverage in an amount that is equal to the greater of (a) twelve (12) months of actual loss sustained or (b) one year’s debt service plus operating expenses.

(vi)    Builder’s Risk. During any period of construction or restoration of the Property, a policy or policies of builder’s risk coverage written on a completed value basis insuring against such risks (including, without limitation, fire and extended coverage, collapse of the Property to agreed limits) as Lender may reasonably request, in form and substance reasonably acceptable to Lender;

(vii)    Worker’s Compensation. A policy or policies of workers’ compensation insurance as required by workers’ compensation insurance laws subject to the statutory limits of the applicable state in respect of any work or other operations on, about or in connection with the Property and covering all employees of Borrower and employer’s liability insurance coverage of not less than $1,000,000;

(viii)    Terrorism. Insurance covering losses resulting from acts of terrorism.

(ix)    Law & Ordinance. A policy or policies providing “Ordinance or Law Coverage” or “Enforcement” endorsements in amounts satisfactory to Lender if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses or the ability to rebuild the Improvements is restricted or prohibited; and

(x)    Earthquake. A policy or policies of earthquake insurance with a deductible in an amount acceptable to Lender.

(b)    General Requirements. All insurance policies shall (i) be with insurers licensed to do business in each state where the Real Property is located and who have and maintain a rating of at least A:X or better from AM Best’s Insurance Guide; (ii) contain the complete address of the Property (or a complete legal description); (iii) be for a term of at least one (1) year; (iv) contain deductibles no greater than $100,000 for Special Form or All Risk property insurance coverage or as otherwise required by Lender; and (v) be subject to the approval of Lender as to insurance companies, amounts, content, forms of policies, method by which premiums are paid and expiration dates. Borrower shall deliver to Lender evidence that the annual premiums for said insurance policies have been paid in full (“Paid Annual Premium”) and evidence of insurance shall be provided in the form of declaration pages and/or policy endorsements, and certified copies of such insurance policies, if required, signed by an authorized agent evidencing such insurance satisfactory to Lender (collectively with Paid Annual Premium, “Evidence of Insurance”). Borrower shall renew all such insurance and deliver to Lender the Evidence of Insurance for such renewals at least thirty (30) days (or with respect to Las Colinas Village and The Strand only, fifteen days) before any such insurance shall expire. If Evidence of Insurance will not be available from the insurance carrier prior to expiration of any policy, then an insurance binder will be required with Evidence of Insurance to be delivered prior to the expiration of such insurance binder. Without limiting the required endorsements to insurance policies, Borrower further agrees that all such policies shall provide that proceeds thereunder shall be payable directly to Lender, its affiliates, successors, and/or assigns, pursuant and subject to a Non-Contributory Standard Lender Clause and a Lender’s Loss Payable Endorsement or an equivalent if approved by Lender, or otherwise made a part of such policy in favor of Lender, and that Lender, its affiliates, successors, and/or assigns, shall be named as an additional insured under all liability insurance policies. Borrower further agrees that all such insurance policies: (A) shall provide for at least thirty (30) days’ prior Notice to Lender prior to any cancellation or termination thereof (except that only ten (10) days’ prior Notice shall be required for cancellation due to the non-payment of premiums); and (B) shall contain an endorsement or agreement by the insurer that any loss shall be payable to Lender in accordance with the terms of such policy notwithstanding any act or negligence of Borrower which might otherwise result in forfeiture of such insurance.

(c)    Effect. The delivery to Lender of the Evidence of Insurance, as provided above shall constitute an assignment of all proceeds payable under such insurance policies by Borrower to Lender as further security for the Loan. In the event of foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Indebtedness, all right, title and interest of Borrower in and to all proceeds payable under such policies then in force concerning the Property shall thereupon vest in the purchaser at such foreclosure, or in Lender or other Transferee in the event of such other transfer of title. Approval of any insurance by Lender shall not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance.

(d)    Remedial Rights. In the event Borrower fails to provide, maintain, keep in force or deliver and furnish to Lender the Evidence of Insurance required by this Agreement or evidence of their renewal as required herein, Lender may, but shall not be obligated to, procure such insurance and Borrower shall pay all amounts advanced by Lender, together with interest thereon at the Default Rate from and after the date advanced by Lender until actually repaid by Borrower, promptly upon demand by Lender. Any amounts so advanced by Lender, together with interest thereon, shall be secured by the Security Instrument and by all of the other Loan Documents securing all or any part of the Indebtedness. Lender shall not be responsible for nor incur any liability for the insolvency of the insurer or other failure of the insurer to perform, even though Lender has caused the insurance to be placed with the insurer after failure of Borrower to furnish such insurance.

(e)    TEXAS FINANCE CODE SECTION 307.052 COLLATERAL PROTECTION INSURANCE NOTICE: (A) BORROWER IS REQUIRED TO: (i) KEEP THE PROPERTY INSURED AGAINST DAMAGE IN THE AMOUNT LENDER SPECIFIES; (ii) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER; AND (iii) NAME LENDER AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS; (B) BORROWER MUST, IF REQUIRED BY LENDER, DELIVER TO LENDER A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS; AND (C) IF BORROWER FAILS TO MEET ANY REQUIREMENT LISTED IN PARAGRAPH (A) OR (B), LENDER MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF BORROWER AT BORROWER’S EXPENSE.

6.2    Borrower’s Casualty Obligations.

(a)    General Requirements. In the event of any damage to or loss or destruction of the Property (“Casualty”), Borrower shall: (i) promptly notify Lender of such event (if the cost to restore or repair the same is greater than $10,000.00) and take such steps as shall be necessary to preserve any undamaged portion of the Property, (ii) promptly pay all required insurance deductibles, and (iii) subject to the terms hereof, promptly commence and diligently pursue to completion (taking into account the time necessary to adjust the loss, obtain permits and enter into restoration contracts) the restoration, replacement and rebuilding of the Property, as nearly as possible to their value, condition and character immediately prior to the Casualty (collectively, the “Restoration”); provided, however, in the event Lender applies the insurance proceeds to the Indebtedness, pursuant to Section 6.3, Borrower shall have no obligation to commence the Restoration. The Restoration shall be completed in a good and workmanlike manner, in accordance with all applicable Laws, and with other provisions for the preservation of the security hereunder reasonably established by Lender, including, the Restoration Conditions (as defined below).

(b)    Settlement. Borrower may settle and adjust all insurance claims up to Five Hundred Thousand and NO/100 Dollars ($500,000.00) directly with the insurance company without the prior consent of Lender and the net proceeds will be disbursed to Borrower for the Restoration subject to the following: (i) no Event of Default then exists, (ii) Borrower uses the proceeds of any claim for the Restoration, (iii) local building and zoning Laws allow the Property to be rebuilt to its condition prior to the Casualty and for the Existing Use, and (iv) the claim is settled on or before the date that is one hundred twenty (120) days after the date of any such Casualty. Any such proceeds that are not promptly utilized for Restoration shall be applied against the Indebtedness at Par (so long as no Event of Default then exists), in the order and manner determined by Lender (provided that to the extent that any Indebtedness shall remain outstanding after such application, such unpaid Indebtedness shall continue in full force and effect and Borrower shall not be excused in the payment thereof).

6.3    Lender’s Rights.

(a)    Insured Casualty. In the event of any Casualty which is covered, in whole or in part, by insurance described in Section 6.1 or any other insurance maintained by Borrower with respect to the Property, then:

(i)    Except as expressly provided in Section 6.2(b), Lender shall have the right to, but shall not be obligated to, make proof of loss if not made promptly by Borrower, and is hereby authorized and empowered by Borrower to settle, adjust or compromise any claims for damage, loss or destruction thereunder. Unless a default then exists under the Loan Documents, Lender shall consult with Borrower (but shall not be required to obtain Borrower’s consent) regarding any such settlement, adjustment or compromise;

(ii)    Each insurance company concerned is hereby authorized and directed to make payment therefor directly to Lender; and

(iii)    Borrower or Lender, as the case may be, shall apply the insurance proceeds, first, to reimburse Lender for all costs and expenses, including, without limitation, adjustors’ and attorneys’ fees and disbursements, incurred in connection with the collection of such proceeds, and, second, at Lender’s option, (A) in payment of all or any part of the Indebtedness, at Par (so long as no Event of Default then exists) in the order and manner determined by Lender (provided that to the extent that any Indebtedness shall remain outstanding after such application, such unpaid Indebtedness shall continue in full force and effect and Borrower shall not be excused in the payment thereof); (B) to the cure of any default hereunder; or (C) to the Restoration, in whole or in part, of the portion of the Property so damaged, lost or destroyed, provided, that, in the opinion and discretion of Lender, either: (1) the insurance proceeds so collected are sufficient to cover the cost of the Restoration or repair of the damage or destruction with respect to which such proceeds were paid; or (2) the insurance proceeds so collected are not sufficient alone to cover the cost of the Restoration or repair but are sufficient therefor when taken together with funds provided and made available, and deposited into cash collateral account controlled by Lender, by Borrower from other sources. In the event Lender shall make such insurance proceeds available to Borrower, subject to the Restoration Conditions, for the purpose of effecting such Restoration, Lender shall not be obligated to see to the proper application of such insurance proceeds nor shall the amount of funds so released or used be deemed to be payment of or on account of the Loan. Lender shall have sole and exclusive dominion and control over such proceeds.

(iv)    If Lender elects to apply the insurance proceeds to the Indebtedness and such proceeds are insufficient to pay in full the Indebtedness allocated to the Individual Property subject to the Casualty (as such allocation, as of the Closing Date, is set forth on Schedule I), Lender may declare the remaining unpaid Indebtedness to be immediately due and payable in full, at Par (so long as no Event of Default then exists). Notwithstanding the foregoing, if the Individual Property suffering the Casualty is Las Colinas Village, Lender shall declare only the Indebtedness allocated to Las Colinas Village immediately due and payable in full.

(b)    Release of Proceeds. Notwithstanding the foregoing, and provided no default then exists under the Loan Documents (unless Borrower is in good faith diligently pursuing the cure of such default and cures such default prior to the expiration of any applicable cure periods), in the event of loss or damage to the Property by fire, earthquake, other catastrophe or event for which insurance has been maintained by Borrower, and the amount of such loss or damage does not exceed twenty-five percent (25%) of the outstanding principal balance of the Loan allocated to the Individual Property damaged by such Casualty and does not result in any spill, seepage, discharge, emission or other release of any Hazardous Substances at or about the Individual Property which materially adversely affects the marketability of title to the Individual Property, or the usability, potential for development or market value of the Individual Property, any of the Leases or the Rents (as reasonably determined by Lender), Lender hereby agrees to allow the proceeds of insurance to be used for the Restoration and to release such insurance proceeds to Borrower as the Restoration progresses, subject to the following conditions (collectively, the “Restoration Conditions”):

(i)    the Improvements on the Individual Property damaged by the Casualty shall be at least eighty percent (80%) leased after Restoration pursuant to Leases that have tenants in occupancy and paying rent pursuant to their respective Lease, with more than six (6) months of term remaining following the estimated completion of the Restoration and been approved in writing by Lender (if approval is required under the terms of the Loan Documents);

(ii)    the Restoration shall be completed in accordance with the terms hereof no later than ninety (90) days prior to the Maturity Date;

(iii)    the plans and specifications for the Restoration shall have been approved in writing by Lender in advance;

(iv)    at all times during the Restoration, Borrower has deposited with Lender funds which, when added to the insurance proceeds received by Lender, are sufficient to complete the Restoration in accordance with the approved plans and specifications, and all applicable building codes, zoning ordinances, regulations and Laws, and the funds on deposit with Lender are sufficient to complete the Restoration of the Property as certified to Lender by Lender’s inspecting architect/engineer;

(v)    Borrower provides suitable completion, payment and performance bonds, and builders’ all risk insurance in such amounts, with such deductibles and upon such other terms and conditions as are acceptable to Lender, together with all necessary licenses and permits for such Restoration in form and amount reasonably acceptable to Lender;

(vi)    Lender shall have the option, upon the completion of the Restoration of the Property, to apply any surplus insurance proceeds remaining after the completion of the Restoration to the reduction, at Par (so long as no Event of Default then exists), of the outstanding principal balance of the Note, notwithstanding the fact that the amount owing thereon may not then be due and payable or that said Loan is otherwise adequately secured;

(vii)    the insurance proceeds and any other funds held by Lender shall be disbursed by Lender no more often than once per quarter and in amounts of not less than $100,000 each, except the final disbursement may be in an amount less than $100,000;

(viii)    Lender’s obligation to make any such disbursement shall be conditioned upon Lender’s receipt of written certification from Lender’s inspecting architect/engineer (whose fees shall be reimbursed to Lender by Borrower) that all construction and work for which such disbursement is requested has been completed in accordance with the approved plans and specifications and in accordance with all applicable building codes, zoning ordinances and all other Laws and, further, that Borrower has deposited with Lender sufficient funds to complete such Restoration; and

(ix)    Lender shall be entitled to require and to impose such other conditions to the release of such funds as would be customarily required and imposed by institutional mortgage lenders or that are otherwise commercially reasonable.

Borrower’s failure to timely commence Restoration and diligently pursue the completion thereof, subject to the Restoration Conditions, will constitute an Event of Default under the Loan Documents. Furthermore, Borrower’s failure to use the insurance proceeds received directly from the insurance company to rebuild and restore shall trigger recourse liability pursuant to Section 10.1(c) of this Agreement.

6.4    Condemnation.

(a)    Borrower’s Obligations; Proceedings. Borrower covenants and agrees to provide Lender with immediate Notice of any actual or threatened in writing commencement of any proceedings under eminent domain, including, but not limited to any taking by eminent domain, recovery for inverse condemnation or by deed in lieu thereof, whether permanent or temporary, of all or any part of the Property including any easement or any appurtenance thereto, including any change in grade of any right of way, street, or public place (collectively, a “Taking”) and to deliver to Lender copies of any and all papers served in connection with any Taking. Lender may participate in any such proceedings, at Borrower’s sole cost and expense, and Borrower from time to time will execute and deliver to Lender all instruments requested by Lender or as may be required to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings and shall consult and cooperate with Lender, its attorneys and agents, in the carrying on and defense of any such proceedings. No settlement of any such proceeding shall be made by Borrower without Lender’s prior written consent.

(b)    Lender’s Rights to Awards. All Taking proceeds, including awards or proceeds of sale in lieu of condemnation, and all judgments, decrees and awards for injury or damage to the Property (an “Award” or “Awards”) are hereby assigned and shall be paid to Lender. Borrower shall execute and deliver to Lender, at any time, upon request, free, clear and discharged of any encumbrance of any kind whatsoever, any further assignments and/or other instruments deemed necessary by Lender for the purpose of validly and sufficiently assigning Awards made to Lender (including the assignment of any Award from the United States government at any time after the allowance of the claim therefor, the ascertainment of the amount thereof and the issuance of the warrant for payment thereof). Notwithstanding the foregoing, if no Event of Default then exists, in the event any Awards for an Individual Property are equal to or less than Five Hundred Thousand and NO/100 Dollars ($500,000.00), Borrower shall be entitled to receive the proceeds for Restoration, or to the extent such proceeds are not promptly utilized for Restoration, for application against the Indebtedness, at Par, in the order and manner determined by Lender (provided that to the extent that any Indebtedness shall remain outstanding after such application, such unpaid Indebtedness shall continue in full force and effect and Borrower shall not be excused in the payment thereof).

(c)    Application of Awards. Lender shall have the right to apply any Awards as follows: first, to reimburse Lender for all costs and expenses, including, without limitation, reasonable attorney’s fees incurred in connection with such Taking, and, second, at Lender’s option, (i) in payment of all or any part of the Indebtedness, at Par (so long as no Event of Default then exists), in the order and manner determined by Lender (provided that to the extent that any Indebtedness shall remain outstanding after such application, such unpaid Indebtedness shall continue in full force and effect and Borrower shall not be excused in the payment thereof); (ii) to the cure of any default hereunder; or (iii) to the Restoration, in whole or in part, of the portion of the Property remaining after the Taking; provided, however, Lender shall hold said Awards without any allowance of interest, and make the same available to restore, replace and rebuild the Property, as nearly as possible to its value, condition and character immediately prior to the Taking if such Taking does not result in the following, as determined by Lender, in Lender’s discretion: (A) a Material Adverse Change, (B) a violation of any Laws (including any zoning ordinances), or (C) a default under any Lease as determined by Lender in its discretion. In the event that Lender elects to make the Awards available to reimburse Borrower for the cost of the Restoration of the Improvements on the Real Property, such proceeds shall be made available in the manner and under the same conditions as required under Section 6.3(b). In the event Lender applies such Awards to the reduction of the outstanding Loan or if any surplus remains out of the Award after payment of such cost of Restoration, such amounts shall be applied on account of the Loan at Par, so long as no Event of Default then exists (notwithstanding the fact that the amount owing thereon may not then be due and payable or that the Loan may otherwise be adequately secured). If the Taking results in a Material Adverse Change, as determined by Lender, and Lender elects to apply the Awards to the Indebtedness and such proceeds are insufficient to pay in full the Indebtedness allocated to the Individual Property subject to the Taking (as such allocation, as of the Closing Date, is set forth on Schedule I) in full Lender may declare the remaining unpaid Indebtedness to be immediately due and payable in full, at Par (so long as no Event of Default exists). Notwithstanding the foregoing, if the Individual Property suffering the Taking is Las Colinas Village, Lender shall declare only the Indebtedness allocated to Las Colinas Village immediately due and payable in full.

Borrower’s failure to timely commence Restoration following a Taking and diligently pursue the completion thereof, subject to the terms hereof, will constitute an Event of Default under the Loan Documents. Furthermore, Borrower’s failure to use the Award received directly from the condemning authority to rebuild and restore or pay down the Indebtedness pursuant to Section 6.4(b) above shall trigger recourse liability pursuant to Section 10.1(c) of this Agreement.

ARTICLE VII
TRANSFERS AND DISPOSITIONS

7.1    Transfers and Dispositions. Except for the Permitted Dispositions described in Section 7.2, it shall be an Event of Default if, without Lender’s prior written consent (which consent may be given or withheld for any or for no reason subject to such conditions as Lender may establish, in Lender’s discretion) a Disposition shall occur. For the purposes of the foregoing, each of the following shall be deemed a “Disposition”:

(a)    a sale, conveyance, assignment, transfer, division, disposition or divesture of Borrower’s title to all or any part of the Property (excluding Leases entered into pursuant to the terms of this Agreement and Permitted Encumbrances), or a conveyance of security title to the Property, in any manner, whether voluntary or involuntary;

(b)    a Lease of all or a substantial part of the Property for other than actual occupancy by a tenant under a Lease or a sale, assignment or other transfer of, or the grant of a security in, Borrower’s right, title and interest in and to any Leases or Rents;

(c)    a sale, transfer, assignment, liquidation, or dissolution involving (i) any or all of the assets of any Borrower, or (ii) all or substantially all of the assets of Guarantor, or any Borrower Control Party;

(d)    a merger, consolidation, reorganization or any other business combination with respect to any Borrower, or any Borrower Control Party;

(e)    an assignment, transfer, voluntary or involuntary sale (or any of the foregoing at one time or over any period of time) of an interest, direct or indirect, in any Borrower or Borrower Control Party; provided, however, Lender agrees not to unreasonably withhold, condition or delay its consent to any transfers of non-controlling ownership interests (direct or indirect) in Borrower of between twenty-five and 01/100 percent (25.01%) and forty-nine percent (49%) provided that (i) Borrower gives Lender not less than thirty (30) days advance written notice of such transfer; and after giving effect to each such transfer all Transfer Conditions have been satisfied;

(f)    an assignment, transfer, voluntary or involuntary sale (or any of the foregoing at one time or over any period of time) of a Controlling Interest, direct or indirect, in Guarantor;

(g)    the conversion of any general partner interest in any Borrower to a limited partner interest if Borrower is a partnership;

(h)    any change, removal, or resignation of any general partner of any Borrower if Borrower is a partnership;

(i)    any change, removal, addition or resignation of a manager or managing member of any Borrower (or if no manager or managing member, any member) if Borrower is a limited liability company;

(j)    the creation or issuance of new stock by which an aggregate of more than 10% of a corporation that is the manager, managing member or general partner of any Borrower shall be vested in a party or parties who are not shareholders as of the date of this Agreement;

(k)    any change, removal, or resignation of any trustee of any Borrower if Borrower is a trust;

(l)    any change, removal, or resignation of any third party investment advisor previously approved by Lender to operate/manage the Borrower, if applicable; or

(m)    any financing (except as expressly provided in Section 4.11(a)(ix)), including without limitation, any secondary, subordinate or mezzanine financing, secured by the Property or interests in any Borrower, or any entity having a Controlling Interest in any Borrower or Guarantor.

Notwithstanding the foregoing, if Lender fails to respond to Borrower’s written request (which shall include an updated organizational chart) to consent to the transfer of an interest, direct or indirect, in Borrower (excluding Controlling Interests) within fifteen (15) Business Days after Lender’s receipt of the request the transfer shall be deemed approved by Lender.

7.2    Permitted Dispositions. The following transfers shall be “Permitted Dispositions”:

(a)    Minority Interests and Publicly Traded Organizations. Any transfers of (i) Minority Interests in the Borrower or a Borrower Control Party, provided that upon completion of each such transfer all of the Transfer Conditions have been satisfied; or (ii) transfers of securities of a corporation or other organization or entity whose common stock is traded on a nationally or internationally recognized public securities exchange, provided that upon completion of each such transfer all of the Transfer Conditions (excepting subsections (i), (v) and (vi)) have been satisfied.

(b)    Related Party and Estate Planning Transfers. Borrower shall have the right to transfer or distribute interests in Borrower or a Borrower Control Party upon not less than ten (10) days advance written Notice (excluding Section 7.2(b)(iv)) provided that such transfer or distribution (i) is to any other member of Borrower; (ii) to any member of the immediate family of any member of Borrower, including any spouse, children, or grandchildren solely for estate planning purposes; (iii) is to a trust, partnership or other entity for the benefit of any of the parties referred to in (i) or (ii) and for the sole purpose of estate planning purposes; (iv) occurs by inheritance, devise, bequest or by operation of law upon the death of a natural person who is the owner of a direct or indirect ownership interest in Borrower, provided that upon completion of each such transfer all of the Transfer Conditions (excepting subsection (i) thereof with respect to transfers under Section 7.2(b)(iv) above) have been satisfied.

(c)    Third Party Transfers/Assumptions. Borrower shall have a one-time right to transfer the Property in its entirety (or a majority or Controlling Interest, either direct or indirect, in each Borrower) upon not less than thirty (30) days advance written Notice (subject to the limitations provided herein), to another party or parties (each a “Transferee”), without a change in the Interest Rate, amortization or other terms, provided the Transferee assumes in writing all of the obligations of the Loan Documents and is acceptable to Lender, in its sole and absolute discretion and subject to the following conditions: (i) the Transferee shall be a Qualified Transferee; (ii) Borrower shall pay Lender at the time of transfer a cash assumption fee equal to one percent (1.00%) of the outstanding principal balance of the Loan and all of Lender’s actual costs and expenses incurred in connection with the assumption (including actual legal costs); (iii) Lender’s receipt and approval of a replacement title policy1 or endorsement; (iv) Lender’s approval of any replacement management and leasing companies (including their respective engagement agreements); (v) satisfaction of all of the Transfer Conditions (excluding those requirements set forth in (ii) and (iii) thereof); (vi) any Guarantor obligations are assumed by a Person acceptable to Lender (“Replacement Guarantor”), or if there are no Guarantors, Lender shall have the right to require a Replacement Guarantor execute Guaranty Agreements on Lender’s then current form of Guaranty Agreements if the transfer conditions set forth in this Section 7.2(c) are not satisfied; and (vii) at the time of transfer, the following conditions shall be satisfied: (y) the loan-to-purchase shall not exceed 50.0% (the “Loan-to-Purchase Threshold”), and (z) a debt service coverage ratio of at least 1.60 x (based upon a 30-year amortization schedule) (the “Debt Service Coverage Threshold”) (any Leases with tenants not in occupancy or more than 30 days delinquent or with less than 12 months of term left shall not be included in these calculations). The Loan-to-Purchase Threshold, and Debt Service Coverage Threshold shall be collectively defined as the “Loan Assumption Thresholds,” which satisfaction shall be reasonably determined by Lender based upon Lender’s then current underwriting methodology for similar properties, including, but not limited to both historical operating reviews and performance and forward-looking proforma underwriting, property condition, operating history, current occupancy, net operating income, debt service coverage, tenant exposures and financial conditions, tenant lease terms and lease rollover, market rents, any anticipated change in real estate taxes and/or assessments due with respect to the property sale/transfer, property location, financial condition and creditworthiness of borrower (i.e., the Transferee), operating and management experience of borrower (i.e., the Transferee), and then current market conditions. Borrower and/or Transferee shall have the right, in the event the Loan Assumption Thresholds are not satisfied, to make a partial prepayment of the Loan to satisfy the Loan Assumption Thresholds; provided, however, any such partial prepayment permitted in this Section shall be subject to payment of the Prepayment Premium. The right to transfer the Property pursuant to this Section 7.2(c) shall only be applicable to the Borrower and not to any Transferee. In the event of a transfer pursuant to this section, Borrower and Guarantor shall be released from all liabilities related to the Loan and the Loan Documents for events that occur subsequent to such transfer to the extent that the obligations of Borrower and Guarantor have been fully assumed by the transferee and carveout guarantor acceptable to Lender in its sole and absolute discretion.

1 Texas specific since no date down we usually get new policy with simultaneous issuance rate

(d)    Transfers of any direct or indirect interests in Borrower to another entity which is a wholly-owned subsidiary of WSR, provided that upon completion of each such transfer all of the Transfer Conditions have been satisfied.

(e)    A merger, consolidation, or reorganization of WSR or WROP in which WSR or WROP is the surviving entity upon not less than thirty (30) days advance written Notice to Lender provided that upon completion of each such Transfer (i) all of the Transfer Conditions have been satisfied and (ii) Guarantor’s net worth and liquidity have not been adversely affected

7.3    Dealing with Transferees. In the event the ownership of the Property, or any part thereof, shall become vested in a Transferee, whether with or without the prior written consent of Lender, Lender may, without notice to Borrower, deal with such Transferee with reference to the Property and the Loan Documents, in the same manner and to the same extent as with Borrower without in any way vitiating or discharging Borrower’s liability hereunder or under any of the Loan Documents. No sale, transfer or conveyance of the Property, no forbearance on the part of Lender and no extension of time given by Lender to Borrower for the payment of the Note shall operate to release, discharge, modify, change or affect the original liability of Borrower, either in whole or in part, unless expressly set forth in writing executed by Lender.

7.4    Partial Release. Notwithstanding the foregoing, Borrower shall have the right to have the Individual Property known as Las Colinas Village (the “Released Parcel”), released from the Security Instrument (a “Partial Release”), subject to the following conditions:

(a)    Borrower shall pay down the Loan by an amount equal to the greater of (i) 115% of that portion of the then outstanding Loan balance attributable to the Released Parcel (such Loan allocations, as of the Closing Date, are noted on Schedule I); or (ii) an amount necessary to meet the loan-to-value and debt service coverage conditions for the unreleased portion of the Property as described in item (e) below (“Partial Release Amount”). Borrower acknowledges that the amount that is 115% of the allocated Loan value paid pursuant to subsection (i) above and the Partial Release Amount paid pursuant to subsection (ii) above shall be subject to the applicable Prepayment Premium.

(b)    At least thirty (30) days prior to the date of such Partial Release, Borrower shall deliver to Lender at Borrower’s expense (i) a request for the Partial Release; (ii) a copy of a current survey(s) showing the Released Parcel as a separately identifiable legal parcel (including separate legal descriptions for each parcel); (iii) a certified current rent roll for the Property; and (iv) such further information and documentation as Lender may reasonably request.

(c)    In Lender’s reasonable judgment, upon the completion of the Partial Release, the unreleased portion of the Property (the “Remaining Property”) (i) shall comply with all applicable zoning requirements, subdivision ordinances, and plat acts; (ii) shall be a legally subdivided lot/tax parcel(s); (iii) shall continue to have direct access to public roads; and (iv) shall not be materially adversely affected by such Partial Release.

(d)    At the time of the request for Partial Release and continuing through the completion of the Partial Release, no default shall then exist under the Loan Documents and no event of which Borrower has written notice shall have occurred that with the passage of time would constitute such a default.

(e)    At the time of such Partial Release, (i) the loan-to-value ratio of the Remaining Property shall not exceed fifty-five percent (55%), and (ii) the Remaining Property shall maintain a debt service coverage ratio of at least 1.60x based upon a 30-year amortization schedule (any Leases with tenants not in occupancy or more than thirty (30) days delinquent or less than twelve (12) months of term left shall not be included in these calculations), in each case as determined by Lender, based upon Lender’s then current underwriting methodology for similar properties, including, but not limited to both historical operating reviews and performance and forward-looking proforma underwriting, property condition, operating history, current occupancy, net operating income, debt service coverage, tenant exposures and financial conditions, tenant lease terms and lease rollover, market rents, any anticipated change in real estate taxes and/or assessments due with respect to the property sale/transfer, property location, Borrower financial condition and creditworthiness, Borrower operating and management experience, and then current market conditions.

(f)    Concurrent with the Partial Release, the Released Parcel shall be sold to an individual unrelated to, or to a business entity that is not legally or beneficially owned (in whole or in part) by, any Affiliate of Borrower or any subsequent transferees.

(g)    Prior to or contemporaneously with the execution and delivery of the agreement effectuating the Partial Release, Borrower shall, at its sole cost and expense, obtain and deliver to Lender an endorsement of the mortgagee title policy insuring the first priority lien of the Security Instrument, under the applicable title insurance rules and regulations, in form and content reasonably acceptable to Lender, stating that the company issuing said mortgagee title policy will not claim that policy coverage has terminated or that policy coverage has been reduced, solely by reason of the execution of the agreement effectuating the Partial Release.

(h)    Contemporaneously with the execution and delivery of the agreement effectuating the Partial Release, Borrower shall pay, or cause to be paid, (i) all costs and expenses incident to the consummation of the transaction specified herein, including without limitation costs associated with the preparation of the agreement effectuating the Partial Release, title insurance policy endorsement charges, recording fees and Lender’s legal expenses (of internal and external counsel), and (ii) an administrative fee to Lender of $10,000 (collectively, the “Release Fee”).

7.5    Substitution of Collateral. Notwithstanding the foregoing, Borrower, but not any subsequent transferee, shall have a one-time right to substitute a property (the “Substitute Property”) for one of the three Individual Properties (the “Replaced Property”), subject to the following conditions:

(a)     the Substitute Property is of equal or greater value to the Replaced Property, as determined by Lender in its sole discretion, based upon Lender’s then current underwriting methodology for similar properties, including, but not limited to both historical operating reviews and performance and forward-looking proforma underwriting, property condition, operating history, current occupancy, net operating income, debt service coverage, tenant exposures and financial conditions, tenant lease terms and lease rollover, market rents, any anticipated change in real estate taxes and/or assessments due with respect to the property sale/transfer, property location, Borrower financial condition and creditworthiness, Borrower operating and management experience, and then current market conditions;

(b)    the combined loan-to-value ratio of the Substitute Property and the remaining two Individual Properties constituting the Property after such contemplated substitution of collateral shall not exceed the lesser of (i) the then-current loan-to-value of the Property prior to such substitution and (ii) 55.0% and the debt service coverage ratio shall be at least 1.60x (based upon a 30-year amortization schedule) (any leases with tenants not in occupancy or more than thirty (30) days delinquent or less than twelve (12) months of term left shall not be included in these calculations);

(c)    Borrower shall, at its own expense, submit whatever information Lender reasonably requests (including without limitation title, survey, zoning, leases, operating statements, rent rolls, environmental reports, property inspection reports, appraisals, and other documentation required in connection with the original making of the loan) to evaluate whether or not the Substitute Property complies with Lender’s then current requirements for new loans;

(d)    the execution of all documents required, as determined by Lender, to evidence the collateral substitution;

(e)    an updated and/or new title policy providing coverage for the Substitute Property; and

(f)    Borrower’s payment of a collateral substitution fee equal to the greater of (i) 0.50% of the outstanding balance that is allocated for each Substitute Property and (ii) $25,000, and the payment of all of Lender’s costs and expenses associated with such collateral substitution, including, Lender’s legal costs (internal and external).

Notwithstanding the foregoing, Lender may reject, in its sole and absolute discretion, any Substitute Property proposed by Borrower based upon to Lender’s then-current portfolio mix, MSA market outlook, market exposure or portfolio concentration.

ARTICLE VIII
EVENTS OF DEFAULT

8.1    Event of Default. The term “Event of Default,” as used herein and in the other Loan Documents, shall mean the happening or occurrence, at any time and from time to time, of any one or more of the following (and any Event of Default that has occurred shall continue unless and until Lender accepts a cure in accordance with the terms hereof or waives (in writing) such Event of Default in its discretion):

(a)     Payments. Borrower shall fail, refuse or neglect to make any payment or deposit required under the Loan Documents when due and payable, whether at the due date thereof stipulated in the Loan Documents including, without limitation, upon the Maturity Date, acceleration or otherwise; provided, however, Borrower shall have a period of five (5) days to cure any monetary defaults (each a “Monetary Cure Period”) not more than once per Loan Year or twice during the term of the Loan, and if Borrower cures such monetary default within the applicable Monetary Cure Period, the Loan shall not accrue at the Default Rate, but nothing herein shall limit Borrower’s obligation to pay the Late Charge due in connection with such late payment.

(b)     Performance of Obligations. Borrower shall fail, refuse or neglect or cause the failure, refusal or neglect to comply with, perform and discharge fully and timely as and when required any of the Obligations other than a failure or breach otherwise referred to in other subsections of this Section 8.1 and such failure or breach shall either not be curable or, if curable, shall remain uncured for a period of thirty (30) days after the date Lender gives Notice thereof to Borrower; provided, however, that if such failure or breach is curable but requires work to be performed, acts to be done or conditions to be remedied which, by their nature, cannot be performed, done or remedied, as the case may be, within such thirty (30) day period, no Event of Default shall be deemed to have occurred if Borrower commences same within such thirty (30) day period and thereafter diligently and continuously prosecutes the same to completion within ninety (90) days after such Notice;

(c)     False Representation. Any representation, warranty or statement made by any Borrower, Guarantor or others under or pursuant to the Loan Documents or any affidavit or other instrument executed or delivered with respect to the Loan Documents or the Indebtedness, including, but not limited to the Application, is determined by Lender to be false or misleading in any material respect as of the date hereof or when made;

(d)     Default Under Other Lien Document. Borrower shall default or commit an event of default under and pursuant to any other mortgage or security agreement (beyond any applicable notice and cure period) which covers or affects any part of the Property;

(e)     Insolvency; Bankruptcy. Any Borrower (i) as a result of an affirmative act and/or omission of Borrower, shall cease to be Solvent or shall be unable to pay the Indebtedness and perform the Obligations as the same shall mature; (ii) shall execute an assignment for the benefit of creditors or an admission in writing of such Borrower’s inability to pay, or any Borrower’s failure to pay, its debts generally as such debts become due; (iii) shall allow the levy against the Property or any part thereof, of any execution, attachment, sequestration or other writ which is not vacated within ninety (90) days after the levy; (iv) shall allow the appointment of a receiver, trustee or custodian of any Borrower or of the Property or any part thereof, which receiver, trustee or custodian is not discharged within ninety (90) days after the appointment; (v) files as a debtor a petition, case, proceeding or other action pursuant to, or voluntarily seeks the benefit or benefits of, any debtor relief law, or takes any action in furtherance thereof; (vi) files either a petition, complaint, answer or other instrument which seeks to effect a suspension of, or which has the effect of suspending, any of the rights or powers of Lender or Trustee granted in the Note, herein or in any Loan Document; or (vii) allows the filing of a petition, case, proceeding or other action against any Borrower as a debtor under any debtor relief Law or seeks the appointment of a receiver, trustee, custodian or liquidator of any Borrower or of the Property, or any part thereof, or of any significant part of any Borrower’s other property, and (a) any Borrower admits, acquiesces in or fails to contest diligently the material allegations thereof, (b) the petition, case, proceeding or other action results in the entry of an order for relief or order granting the relief sought against such Borrower, or (c) the petition, case, proceeding or other action is not permanently dismissed or discharged on or before the earlier of trial thereon or forty-five (45) days next following the date such petition, case, proceeding or other action was filed;

(f)     Dissolution; Death. Any Borrower or any Guarantor shall die, become incompetent (if an individual), dissolve, terminate, or liquidate; provided, however, in the event of the incompetence or death of a Guarantor, it shall only be an Event of Default if a Replacement Guarantor with financial strength equal to or greater than that of the original Guarantor, as of the Closing Date, and acceptable to Lender, in Lender’s sole reasonable discretion, fails to execute and deliver to Lender a replacement Guaranty Agreement on Lender’s then current form within one hundred twenty (120) days after the death or adjudication of incompetence of the Guarantor;

(g)     No Further Encumbrances. Any Borrower creates, places or permits to be created or placed, or through any act or failure to act, acquiesces in the placing of, or allows to remain, any secondary or subordinate Lien, mortgage, deed of trust or security interest of any kind whatsoever (“Subordinate Mortgage”), regardless of whether such Subordinate Mortgage is expressly subordinate to the Liens of the Loan Documents, with respect to the Property, other than the Permitted Encumbrances;

(h)     Disposition of Property or Beneficial Interest in Borrower. Any Borrower or any shareholder, member or partner of any Borrower makes a Disposition (unless expressly permitted pursuant to the terms hereof) without the prior written consent of Lender;

(i)     Abandonment. Any Borrower abandons or removes all or any part of the Improvements, Security Property or Fixtures and fails to replace them with items of equal or better value, utility and quality as the removed items were in their original condition, except for the removal of obsolete items no longer needed for the operation of the Property in accordance with normal and prudent Property management practices ;

(j)     Discontinuance of Operations. Any Borrower vacates, or discontinues operations of or from, any substantial part of the Individual Property owned by such Borrower. For the avoidance of doubt, if a tenant vacates a portion of such Individual Property, but Borrower is continuing to maintain the Individual Property and diligently pursue its leasing, and is not otherwise in default hereunder, Borrower shall not be considered to have discontinued operations for purposes of this provision;

(k)     Guarantor’s or Borrower Party’s Default. The occurrence of any event referred to in Section 8.1(e) hereof with respect to any Guarantor, Borrower Parties, Borrower Control Party or other Person obligated in any manner to pay or perform the Indebtedness or Obligations, respectively, or any part thereof (as if such Guarantor, Borrower Party, Borrower Control Party or other Person were “Borrower” in such Section 8.1(e));

(l)     Failure to Obtain Lender’s Consent. Any Borrower shall, without first obtaining Lender’s prior written consent, take any action that requires Lender’s consent under the Loan Documents;

(m)     Event of Default in Loan Documents. A default beyond any applicable notice and cure periods or an Event of Default as defined in any of the Loan Documents; and

(n)     Failure to Maintain Insurance. Borrower fails to maintain insurance required pursuant to Article VI of this Agreement or fails to deliver to Lender the Evidence of Insurance as required by Article VI of this Agreement.

For the avoidance of doubt, and notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, with respect to any use of the phrases “during the continuance of an Event of Default”, “if an Event of Default has occurred and is continuing,” and similar phrases in this Agreement or any of the other Loan Documents, Lender shall not be obligated to accept any cure of a default following the expiration of the applicable cure period, if any, and if, following an Event of Default, Borrower then proffers a cure of such Event of Default, such Event of Default shall only be deemed cured if Lender, in its sole and absolute discretion, accepts such proffered cure in writing.

8.2    Remedies. Upon the occurrence of any Event of Default, interest shall automatically begin to accrue at the Default Rate and Lender may, at its option and by or through a trustee, nominee, assignee or otherwise, to the fullest extent permitted by Law, exercise any or all of the rights and remedies available to Lender at law or in equity, under the terms of the Security Instrument, or any of the following rights, remedies and recourses, either successively or concurrently:

(a)     Right to Accelerate. Lender may, without notice, demand, presentment, notice of nonpayment or nonperformance, protest, notice of protest, notice of intent to accelerate, notice of acceleration or any other notice or any other action, all of which are hereby waived by Borrower and all other parties obligated in any manner whatsoever on the Indebtedness, declare the entire unpaid balance of the Indebtedness immediately due and payable, and upon such declaration, the entire unpaid balance of the Indebtedness shall be immediately due and payable.

(b)     Lender’s Uniform Commercial Code Remedies. Lender may exercise its rights of enforcement with respect to Security Property under the Code, and in conjunction with, in addition to or in substitution for those rights and remedies:

(i)    Lender may without demand or notice to Borrower, enter upon the Property to take possession of, assemble, receive and collect the Security Property, or any part thereof, or to render it unusable;

(ii)    Lender may require Borrower to assemble the Security Property and make it available at a place Lender designates which is mutually convenient to allow Lender to take possession or dispose of the Security Property;

(iii)    Notice mailed to Borrower as provided in Section 9.1 herein at least ten (10) days prior to the date of public sale of the Security Property or prior to the date after which private sale of the Security Property occurs shall constitute reasonable notice;

(iv)    any sale made pursuant to the provisions of this subsection 8.2(b) shall be deemed to have been a public sale conducted in a commercially reasonable manner if held contemporaneously with the sale of the other Property under power of sale as provided herein upon giving the same notice with respect to the sale of the Security Property hereunder as is required for such sale of the other Property under power of sale, and such sale shall be deemed to be pursuant to a security agreement covering both real and personal property under the Code;

(v)    in the event of a foreclosure sale, whether made by Trustee under the terms of any Security Instrument, or under judgment of a court, the Security Property and the other Property, or any portion thereof, may, at the option of Lender, be sold together;

(vi)    it shall not be necessary that Lender take possession of the Security Property, or any part thereof, prior to the time that any sale pursuant to the provisions of this subsection 8.2(b) is conducted, and it shall not be necessary that the Security Property or any part thereof be present at the location of such sale;

(vii)    prior to application of proceeds of any disposition of the Security Property to the Indebtedness, such proceeds shall be applied to the reasonable expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like and the reasonable attorneys’ fees and legal expenses incurred by Lender;

(viii)    after notification, Lender may sell, lease or otherwise dispose of the Security Property, or any part thereof, in one or more parcels at public or private sale or sales, at Lender’s offices or elsewhere, for cash, on credit or for future delivery. Borrower shall be liable for all expenses of retaking, holding, preparing for sale or the like and all attorneys’ fees, legal expenses and all other costs and expenses incurred by Lender in connection with the collection of the Indebtedness and the enforcement of Lender’s rights under the Loan Documents. Lender shall apply the proceeds of the sale of the Security Property against the Indebtedness in accordance with the provisions of Section 8.3 of this Agreement. Borrower shall remain liable for any deficiency if the proceeds of any disposition of the Security Property are insufficient to pay the Indebtedness in full. Borrower waives all rights of marshaling in respect of the Security Property;

(ix)    Lender may dispose of the Security Property in its then present condition, has no duty to repair or clean the Security Property prior to sale and may disclaim warranties of title, possession, quiet enjoyment and the like with respect to the Security Property, all without affecting the commercial reasonableness of the sale;

(x)    any and all statements of fact or other recitals made in any bill of sale, assignment or other instrument evidencing any foreclosure sale hereunder, the nonpayment of the Loan, the occurrence of any Event of Default, Lender having declared all or a part of the Loan to be due and payable, the notice of time, place and terms of sale and of the properties to be sold having been duly given, or any other act or thing having been duly done by Lender, shall be taken as prima facie evidence of the truth of the facts so stated and recited;

(xi)    Lender may appoint or delegate any one or more Persons as agent to perform any act or acts necessary or incident to any sale held by Lender, including the sending of notices and the conduct of the sale, but in the name and on behalf of Lender; and

(xii)    Lender shall have the right at any time to enforce Borrower’s rights against account debtors and obligors.

(c)    Other Rights. Lender (i) may surrender the insurance policies maintained pursuant to Article VI hereof or any part thereof, and upon receipt shall apply the unearned premiums as a credit on the Indebtedness, in accordance with the provisions of Section 8.5 hereof, and, in connection therewith, Borrower hereby appoints Lender as agent and attorney‑in‑fact (which is coupled with an interest and is therefore irrevocable) for Borrower to collect such premiums; (ii) may apply the reserve for Impositions and insurance premiums, if any, required by the provisions of this Agreement, toward payment of the Obligations; and (iii) shall have and may exercise any and all other rights and remedies which Lender may have at law or in equity, or by virtue of any Loan Document or under the Code, or otherwise. The failure to exercise any remedy available to Lender shall not be deemed to be a waiver of any rights or remedies of Lender under the Loan Documents, at law or in equity.

(d)    Prepayments after Event of Default. If, after the occurrence of an Event of Default, payment of all or any part of the Indebtedness is tendered by Borrower and accepted by Lender in Lender’s sole and absolute discretion or is otherwise recovered by Lender (including through application of any reserve funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.6 hereof, and Borrower shall pay, as part of the Indebtedness, all of the following: (i) all accrued interest and, if such tender and acceptance is not made on a Payment Date, interest that would have accrued on the Indebtedness to, but not including, the next Payment Date and (ii) an amount equal to the Prepayment Premium.

8.3    Application of Proceeds. The proceeds from any sale, lease, or other disposition made pursuant to this Article VIII shall be applied by Lender to the Indebtedness in the following order and priority: (a) to the payment of all expenses of advertising, selling, and conveying the Property or part thereof, and/or prosecuting or otherwise collecting Rents, other payments, proceeds, premiums, or other sums, including reasonable attorneys’ fees and a reasonable fee or commission to the party conducting the sale on behalf of Lender, not to exceed five percent of the proceeds thereof or sums so received; (b) to the remainder of the Indebtedness as follows: first, to the remaining accrued but unpaid interest, second, to the matured portion of principal of the Indebtedness, and third, to prepayment of the unmatured portion, if any, of principal of the Indebtedness applied to installments of principal in inverse order of maturity; (c) the balance, if any and to the extent applicable, remaining after the full and final payment of the Indebtedness and full performance and discharge of the Obligations, to the holder or beneficiary of any inferior Liens covering the Property, if any, in order of the priority of such inferior Liens (Lender shall hereby be entitled to rely exclusively upon a commitment for title insurance issued to determine such Liens and their priority); and (d) the cash balance, if any, to Borrower. The application of proceeds of sale or other proceeds as otherwise provided herein shall be deemed to be a payment of the Indebtedness like any other payment. The balance of the Indebtedness remaining unpaid, if any, shall remain fully due and owing in accordance with the terms of the Loan Documents.

8.4    Payment of Costs. To the fullest extent allowable under applicable Law, Borrower shall pay all costs incurred or paid by Lender in connection with the Indebtedness, the Obligations, or the Loan Documents (a) in collecting payment, whether or not suit is filed; (b) in defending and/or bringing suit, or if Lender otherwise becomes a party to any suit or proceeding where the Indebtedness, Obligations, or any Loan Documents are involved, or if Lender is required to respond to any service of process, including a subpoena; (c) in foreclosing or taking any other actions to secure possession and exercise Lender’s rights with respect to any collateral; (d) in connection with any bankruptcy, reorganization, or other similar proceeding, or any probate proceeding, involving Borrower, any Guarantor, or any Borrower Control Party which in any way affects the exercise by Lender of its rights and remedies; (e) to otherwise enforce Lender’s rights and remedies pursuant to or which arise out of this Agreement and/or any other Loan Document; (f) in connection with the negotiation, preparation, and execution hereof and of any other Loan Document and any amendment hereto or thereto, or any release, consent, approval, or waiver hereunder or under any other Loan Document; (g) in connection with the making of any advance under the Note; (h) incurred by Lender which are payable or reimbursable by Borrower pursuant to any Loan Document; and (i) which are the obligation of Borrower or incurred by Lender pursuant to any of the Loan Documents. All such costs shall be and become a part of the Indebtedness. Except as otherwise expressly provided for herein, all such costs shall be due and payable when incurred and shall bear interest at the Default Rate from the date such costs are paid by Lender until Lender is reimbursed for the respective costs and interest.

8.5    Setoff. In addition to all other rights under any of the Loan Documents, Borrower grants to Lender the right, without any notice or demand, to set off against all money, securities, Termination Fees held by Lender or any agent of Lender, and similar assets of Borrower, now or hereafter in possession of or on deposit with Lender, whether held in a general or special account or deposit, to apply such to any Indebtedness which is due and payable by Borrower to Lender in any order that Lender may determine in Lender’s discretion.

8.6    Miscellaneous.

(a)    Right to Perform Borrower’s Covenants. If Borrower has failed to keep or perform any covenant whatsoever contained in any of the Loan Documents, Lender may, but shall not be obligated to any Person to do so, perform or attempt to perform said covenant, and any payment made or expense incurred (individually or collectively, a “Protective Advance”) in the performance or attempted performance of any such covenant shall be and become a part of the Obligations, and Borrower promises to pay to Lender, at the place where the Note is payable, all sums so advanced or paid by Lender, with interest from the date when paid or incurred by Lender at the Default Rate upon the earlier of the date that is ninety (90) days after Lender made the Protective Advance and five (5) Business Days after Borrower receives written demand from Lender. No such payment by Lender shall constitute a waiver of any Event of Default. In addition to the Liens hereof, Lender shall be subrogated to all rights, titles, Liens securing the payment of any debt, claim, tax or assessment for the payment of which Lender may make an advance, or which Lender may pay.

(b)    Discontinuance of Remedies. In case Lender shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon same for any reason, Lender shall have the unqualified right so to do, and in such event, Borrower and Lender shall be restored to their former positions with respect to the Indebtedness, the Loan Documents, the Property or otherwise, and the rights, remedies, recourses and powers of Lender shall continue as if same had never been invoked.

(c)    Other Remedies. In addition to the remedies set forth in this Article and in the Security Instrument, upon the occurrence of an Event of Default, Lender shall, in addition, have all other remedies available to it at law or in equity.

(d)    Remedies Cumulative; Non‑Exclusive; Etc. All rights, remedies and recourses of Lender granted in the Loan Documents, any other pledge of collateral or otherwise available at law or in equity: (i) shall be cumulative and concurrent; (ii) may be pursued separately, successively or concurrently against Borrower, the Property or any one or more of them, at the discretion of Lender; (iii) may be exercised as often as occasion therefor shall arise, it being agreed by Borrower that the exercise or failure to exercise any of same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; (iv) shall be nonexclusive; (v) shall not be conditioned upon Lender exercising or pursuing any remedy in relation to the Property prior to Lender bringing suit to recover the Indebtedness or suit on the Obligations; and (vi) in the event Lender elects to bring suit on the Indebtedness and/or the Obligations and obtains a judgment against Borrower prior to exercising any remedies in relation to the Property, all Liens including the Lien of the Security Instrument, shall remain in full force and effect and may be exercised at Lender’s option.

(e)    Partial Release; Etc. Lender may release, regardless of consideration, any part of the Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the Lien evidenced by the Loan Documents or affecting the obligations of Borrower or any other party to pay the Indebtedness or perform and discharge the Obligations. For payment of the Indebtedness, Lender may resort to any of the collateral therefor in such order and manner as Lender may elect. No collateral heretofore, herewith or hereafter taken by Lender shall in any manner impair or affect the collateral given pursuant to the Loan Documents, and all collateral shall be taken, considered and held as cumulative. The taking of additional collateral, or the amendment, extension, renewal, or rearrangement of the Indebtedness or Obligations, or any part thereof, shall not release or impair the Lien, or other rights granted by any of the Loan Documents, or affect the liability of Borrower, any endorser, constituent party, or Guarantor, or any other Person or entity obligated for payment or performance of any portion of the Indebtedness or Obligations, or improve the right of any junior lienholder.

(f)    Waiver and Release. Borrower, each Borrower Party and Guarantor, and all endorsers of the Note, hereby irrevocably and unconditionally waive and release: (i) all benefits that might accrue to Borrower by virtue of any present or future Law exempting the Property from attachment, levy or sale on execution or providing for any appraisement, stay of execution, exemption from civil process, redemption, or extension of time for payment; (ii) except as otherwise expressly required in any Loan Documents, all notice of any Event of Default, notice of the exercise of any right, remedy, or recourse provided for under the Loan Documents, or any other notice under or with respect to all of the Loan Documents or any action taken by Lender in connection therewith; (iii) any right to a marshaling of assets or a sale in inverse order of alienation; (iv) any right to be released, or any claim that a release has occurred, by reason of any extension of time or any modification to the terms of any of the Loan Documents, except a party will not be liable for an increase in the amount of principal, or interest on such increased principal, pursuant to any such modification if such principal increase was not contemplated in the Loan Documents (absent such modification) or agreed to in writing by such party; and (v) all rights to the benefits of any statute of limitations, moratorium, or laches now provided or which may hereafter be provided by federal or state Law or pursuant to common law, to the fullest extent such rights can be waived and released pursuant to applicable Law.

(g)    No Implied Covenants. There are no, nor shall there be any, implied covenants of good faith and fair dealing or other similar covenants or agreements in any of the Loan Documents. All agreed contractual duties are set forth in the Loan Documents.

(h)    Real Property Laws Govern. Except as otherwise set forth in the applicable Security Instrument with respect to each Individual Property, the remedies in this Article VIII shall be available under and governed by the real property Laws of the State and shall not be governed by the personal property Laws of the State provided Lender elects to proceed as to the Security Property together with the other Property under and pursuant to the real property remedies of this Article VIII.

8.7    Cross Default. This Agreement is also evidenced and/or secured by the terms, conditions and provisions of the Note, Security Instrument, Assignment, and additionally, may be secured by other contracts, agreements of guaranty or other security instruments executed in connection with the Loan. The terms, covenants, conditions and agreements of each Security Instrument shall be considered a part hereof as fully as if set forth herein verbatim. Any default continuing beyond any applicable notice and cure periods under any of the Loan Documents shall constitute an Event of Default hereunder and under each of the other Loan Documents. Notwithstanding the foregoing, the enforcement or attempted enforcement of the Loan Documents now or hereafter held by Lender shall not prejudice or in any manner affect the right of Lender to enforce any other Loan Document.

ARTICLE IX
MISCELLANEOUS

9.1    Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and either shall be sent by overnight courier service or personally delivered to a representative of the receiving party. All such communications shall be sent or delivered, addressed to the party for whom it is intended at its address set forth below:

If to Borrower:
Whitestone Strand, LLC,
Whitestone Las Colinas Village, LLC, and
Whitestone Seville, LLC
c/o Whitestone REIT Operating Partnership, L.P.
2600 S. Gessner Rd., Suite 500
Houston, Texas 77063

With a courtesy
copy to:	Bass, Berry & Sims PLC
Attn: T. Gaillard Uhlhorn, V
100 Peabody Place, Suite 1300
Memphis, TN 38103

If to Lender:	Nationwide Life Insurance Company
One Nationwide Plaza, Fifth Floor
Columbus, Ohio 43215
Attention: Real Estate Investments (1-05-701)

If to Trustee:	Jennifer Fargo, Esq.
FisherBroyles, LLP
8150 N. Central Expressway, Suite 1000
Dallas, Texas 75206

Any communication so addressed and sent shall be deemed to have been delivered on the earlier of (1) actual delivery, and (2) on the first Business Day after deposit with an overnight courier service, if such deposit is timely and appropriate in accordance with the requirements of such courier service for next business day delivery, in either case to the address of the intended addressee (except as otherwise provided in any Security Instrument), and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by Lender or any Borrower, as the case may be. Borrower or Lender may designate a change of address within the United States of America by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

9.2    Preservation of Rights. No delay or omission on Lender’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will Lender’s action or inaction impair any such right or power. Lender’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which Lender may have under other agreements, at law or in equity.

9.3    Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

9.4    Changes in Writing. No modification, amendment or waiver of, or consent to any departure by Borrower from, any provision of this Agreement or any other Loan Document (including Lender and/or Lender’s agents approval of Borrower’s insurance policies) will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Notwithstanding the foregoing, Lender may modify any of the Loan Documents for the purposes of completing missing content or correcting erroneous content, without the need for a written amendment, provided that Lender shall send a copy of any such modification to Borrower (which notice may be given by electronic mail). No notice to or demand on Borrower will entitle Borrower to any other or further notice or demand in the same, similar or other circumstance.

9.5    Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT OF THE PARTIES RELATING TO ITS SUBJECT MATTER AND SUPERSEDE ANY AND ALL PRIOR AGREEMENTS, WHETHER WRITTEN OR ORAL. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES, AND MAY BE AMENDED, WAIVED, RELEASED OR TERMINATED ONLY BY A WRITTEN INSTRUMENT OR INSTRUMENTS EXECUTED BY THE LENDER AND BORROWER. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

9.6    Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by electronic transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by electronic transmission.

9.7    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of Borrower and Lender and their respective heirs, executors, administrators, successors and assigns; provided, however, that Borrower may not assign this Agreement in whole or in part without Lender’s prior written consent and Lender at any time may assign this Agreement in whole or in part.

9.8    Interpretation. In this Agreement, unless Lender and Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with generally accepted accounting principles consistently applied. If this Agreement is executed by more than one party as Borrower, the obligations of such Persons will be joint and several. For all Loan Documents, a misrepresentation, default or violation of any provision of the Loan Documents by any one of the entities constituting Borrower or with respect to only one of the entities constituting Borrower shall be deemed to be a misrepresentation, default or violation of the Loan Documents by all entities constituting Borrower.

9.9    No Consequential Damages, Etc. Lender will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any Person, including Borrower and any Guarantor, as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.

9.10    Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by Lender and will be deemed to be made in the State. This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the Laws of the State, excluding its conflict of laws rules. Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Real Property is located; provided that nothing contained in this Agreement will prevent Lender from bringing any action, enforcing any award or judgment or exercising any rights against Borrower individually, against any security or against any property of Borrower within any other county, state or other foreign or domestic jurisdiction. The venue provided above is the most convenient forum for both Lender and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

9.11    Modification Not an Impairment of Security. Lender, without notice, may release any part of the security described herein or may release any Person liable for the Loan without in any way affecting the priority of the Security Instrument, to the full extent of the Loan remaining unpaid hereunder, upon any part of the security not expressly released. Lender, at its option and within Lender’s discretion, may agree with any party obligated on the Loan or having any interest in the security described herein, to extend the time for payment of any part or all of the Loan, and such agreement shall not, in any way, release or impair the Security Instrument, but shall extend the same as against the title of all parties having any interest in said security, which interest is subject to the Security Instrument. In the event Lender (a) releases, as aforesaid, any part of the security described herein or any Person liable for the Loan; (b) grants an extension of time for the payment of the Note; (c) takes other or additional security for the payment of the Note; or (d) waives or fails to exercise any rights granted in any of the Loan Documents, any said act or omission shall not release Borrower, subsequent purchasers of the Property or any part thereof, or any Guarantor from any obligation or any covenant of any of the Loan Documents, nor preclude Lender from exercising any right, power or privilege herein granted or intended to be granted in the event of any other default then made or any subsequent default.

9.12    Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document, Borrower, at its expense, will issue, in lieu thereof, a replacement Note or other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

9.13    Sole Discretion of Lender. Except as otherwise expressly provided herein, wherever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory shall be in the sole discretion of Lender and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

9.14    Expenses. Borrower shall pay Lender, upon the execution of this Agreement, and otherwise on demand, all actual costs and expenses incurred by Lender in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications thereto, and the collection of all of the Obligations, including but not limited to enforcement actions, relating to the Loan, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including reasonable fees and expenses of counsel (which may include costs of in‑house counsel), expenses for auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes. Fees and expenses imposed or incurred by Lender in connection with considering any request by Borrower for approval, modification or waiver may include a reasonable processing fee imposed by Lender and legal fees, if counsel is used (including, without limitation, in-house and outside counsel), and shall be paid or reimbursed to Lender by Borrower regardless of whether Lender shall have given such approval or waiver or agreed to such modification.

9.15    UCC Financing Statements. Borrower authorizes Lender to file such financing statements, with or without the signature of Borrower, as Lender may elect, as may be necessary or desirable to perfect the Lender’s Lien in the Security Property. Without limiting any other provision herein, Borrower hereby authorizes Lender to file one or more financing statements and any renewal or continuation statements thereof, describing the Property and the proceeds of the Property, including, without limitation, a financing statement covering “all assets of Borrower, all proceeds therefrom, and all rights and privileges with respect thereto.” Borrower further authorizes Lender to file, with or without any additional signature from Borrower, as Lender may elect, such amendments and continuation statements as Lender may deem necessary or desirable from time to time to perfect or continue the Lender’s Lien in the Security Property. Borrower hereby ratifies any financing statements that may have been filed by Lender in advance of the date hereof to perfect Lender’s security interest in the Security Property.

9.16    Secondary Market. Lender may, at any time, sell, transfer or assign any of the Loan Documents, any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement. Lender may forward to each purchaser, transferee, assignee, servicer or participant (collectively, “Investor”), and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Loan and to Borrower, any Guarantor and the Property, whether furnished by Borrower, any Guarantor or otherwise, as Lender determines necessary or desirable. In connection therewith, Borrower agrees that it shall cooperate with Lender and use all commercially reasonable efforts to facilitate the consummation of any such sale, transfer, assignment, participation or grant which may include the execution of more than one Note secured by the Loan Documents, provided that the total amount of indebtedness under such Notes shall not exceed the amount owing by Borrower under the Loan. Lender shall be responsible for all of Borrower’s reasonable expenses incurred in connection with any such sale, transfer, assignment, participation or grant.

9.17    WAIVER OF JURY TRIAL. EACH OF BORROWER AND LENDER IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. BORROWER AND LENDER ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

9.18    Time of the Essence. Time is of the essence with respect to the performance of Borrower’s and Guarantor’s obligations under the Loan Documents.

9.19    Electronic Images. Borrower hereby acknowledges and agrees that Lender may create electronic images and destroy paper originals of any imaged documents received or generated by Lender in connection with the Loan. Any such images maintained by Lender as part of its normal business processes shall be given the same legal effect as the paper original(s) thereof. Borrower hereby agrees that Lender may convert any instrument into a “electronic record” under the Uniform Electronic Transactions Act (Ohio Uniform Commercial Code Section 1306.01, et seq.) (the “UETA”), and that the image of such instrument in Lender’s possession shall constitute an “authoritative copy” under the UETA.

9.20    Joint and Several Liability of Borrower.

(a)    Each Borrower is accepting joint and several liability under the Loan Documents in consideration of the financial accommodation to be provided by Lender under the Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each of them.

(b)    Subject to the terms of the Loan Documents, each Borrower hereby agrees such Borrower is, and each such Borrower’s successors and assigns are, jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Lender and its respective successors and assigns with respect to the obligations under the Loan, the full and prompt payment and performance (whether at stated maturity, by acceleration or otherwise), of all of the obligations of each other Borrower, it being the intention of the parties hereto that all the obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that, subject to the terms of the Loan Documents, its obligations under this Section 9.20 shall not be discharged until payment and performance, in full, of the obligations has occurred, and that its obligations under this Section 9.20 shall be absolute and unconditional.

(c)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Indebtedness as and when due or in accordance with the terms thereof, then in each such event, each other Borrower will make such payment with respect to the Indebtedness.

(d)    Each Borrower hereby waives any right it may now or hereafter have to require Lender, as a condition to the exercise of any remedy or other right against Borrower hereunder or under any other Loan Document: (i) to proceed against any other Borrower or any other person, or against any other collateral assigned Lender by any other Borrower or any other person; (ii) to pursue any other right or remedy in Lender’s power; or (iii) to make or give (except as otherwise expressly provided in the Loan Documents) any presentment, demand, protest, notice of dishonor, notice of protest, notice of intention to accelerate, notice of acceleration, or other demand or notice of any kind in connection with any Obligations, Indebtedness or any collateral for any Obligations.

(e)    Each Borrower hereby waives any defense it may now or hereafter have that relates to: (i) any disability or other defense of any other Borrower or any other person; (ii) the cessation, from any cause other than full payment and performance, of the obligations of any other Borrower or any other person; (iii) the application of the proceeds of any Indebtedness, by any other Borrower or any other person, for purposes other than the purposes represented to Borrower by any other Borrower or otherwise intended or understood by Borrower; (iv) any act or omission by Lender which directly or indirectly results in or contributes to the release of any other Borrower or any other person or any collateral for any obligations; (v) the unenforceability or invalidity of any collateral assignment or guaranty with respect to any obligations, or the lack of perfection or continuing perfection or lack of priority of any lien which secures any obligations: (vi) any failure of Lender to marshal assets in favor of Borrower or any other person; (vii) any modification of any obligations of any other Borrower, including any renewal, extension, acceleration or increase in interest rate; (viii) any and all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, may have an adverse effect on Borrower’s rights of subrogation and reimbursement against the principal; (ix) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (x) any failure of Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any person; (xi) the election by Lender, in any bankruptcy proceeding of any person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code; (xii) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code; (xiii) any use of cash collateral under Section 363 of the United States Bankruptcy Code; or (xiv) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person. Each Borrower further waives any and all rights and defenses that it may have because another Borrower’s debt is secured by real property; this means, among other things, that: (1) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower; (2) if Lender forecloses on any real property collateral pledged by another Borrower, then (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) Lender may collect from Borrower even if Lender, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from another Borrower. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because another Borrower’s debt is secured by real property. Without limiting the generality of the foregoing or any other provision hereof, each Borrower further expressly waives to the extent permitted by law any and all rights and defenses, including without limitation any rights of subrogation, reimbursement, indemnification and contribution, which might otherwise be available to it under applicable law.

(f)    Each Borrower hereby waives, until such time as the Loan is fully paid: (i) any right of subrogation against any other Borrower that relates to any obligations; (ii) any right to enforce any remedy Borrower may now or hereafter have against any other Borrower that relates to any obligations; and (iii) any right to participate in any collateral now or hereafter assigned to Lender with respect to any obligations of any other Borrower.

(g)    Each Borrower warrants and agrees: (i) that Lender would not make the Loan but for the Loan Documents; (ii) that Borrower has not relied, and will not rely, on any representations or warranties by Lender to Borrower with respect to the creditworthiness of any other Borrower or the prospects of repayment of any Indebtedness from sources other than Borrower’s Property; (iii) that Borrower has established and/or will establish adequate means of obtaining from each other Borrower on a continuing basis financial and other information pertaining to the business operations, if any, and financial condition of each other Borrower; (iv) that Borrower assumes full responsibility for keeping informed with respect to each other Borrower’s business operations, if any, and financial condition; (v) that Lender shall have no duty to disclose or report to Borrower any information now or hereafter known to Lender with respect to any other Borrower, including, without limitation, any information relating to any other Borrower’s business operations or financial condition; and (vi) that Borrower is familiar with the terms and conditions of the Loan Documents executed by each other Borrower and consents to all provisions thereof.

(h)    Until the Loan has been fully paid, each Borrower hereby agrees that (i) all existing and future indebtedness and other obligations of each other Borrower to Borrower (collectively, the “Subordinated Debt”) shall be and are hereby subordinated to all Indebtedness of each other Borrower, and the payment thereof is hereby deferred in right of payment to the prior payment of all Indebtedness; (ii) Borrower shall not collect or receive any cash or non-cash payments on any Subordinated Debt or transfer all or any portion of the Subordinated Debt; and (iii) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, another Borrower with respect to any Subordinated Debt is received by Borrower, such payment or distribution shall be held in trust and immediately paid over to Lender, is hereby assigned to Lender as security for the Indebtedness, and shall be held by Lender in an interest bearing account until all Indebtedness has been fully paid.

(i)    Each Borrower warrants that all of the waivers in this Section 9.20 are made with full knowledge of their significance, and of the fact that events giving rise to any defense or other benefit waived by Borrower may destroy or impair rights which Borrower would otherwise have against Lender, any other Borrower and other persons, or against collateral. Each Borrower agrees that all such waivers are reasonable under the circumstances and further agrees that, if any such waiver is determined (by a court of competent jurisdiction) to be contrary to any law or public policy, the other waivers herein shall nonetheless remain in full force and effect.

ARTICLE X
LIMITATION OF LIABILITY

10.1    Non-Recourse Liability. Except as hereinafter provided, the liability of Borrower and any Guarantor with respect to the payment of principal and interest hereunder shall be “non-recourse,” and Lender’s source of satisfaction of the Indebtedness and Borrower’s and Guarantor’s other obligations under the Loan Documents shall be limited to the Property and Lender’s receipt of the Rents from the Property and any other security or collateral now or hereafter held by Lender. Lender shall not seek to procure payment out of other assets of Borrower, any Guarantor or any Person comprising Borrower, nor seek any judgment (except as hereinafter provided) for any sums that are or may be payable under the Loan Documents, including any claim or judgment (except as hereafter provided) for any deficiency remaining after foreclosure of the Security Instrument. The above provisions shall not be deemed to be a release or impairment of the Loan evidenced by the Note or the security therefor intended by the other Loan Documents, nor be deemed to preclude Lender from exercising its rights to foreclose the Security Instrument or to enforce any of its other rights or remedies under the Loan Documents, including but not limited to the Guaranty Agreement. It is expressly understood and agreed that the aforementioned limitation on liability shall in no way affect or apply to the continued personal liability of Borrower or any Guarantor, jointly and severally, for all Enforcement Costs and any and all costs, expenses (including Protective Advances), losses and/or damages incurred by Lender as a result of any of the following:

(a)    Fraud, willful misconduct or material misrepresentation made by any of the Borrower Parties in connection with the Application, any of the Loan Documents, or any other supporting or due diligence documentation provided by any Borrower, Guarantor or any of the other Borrower Parties in connection therewith;

(b)    Failure to pay any taxes which accrue prior to Lender taking title to the Property, or to pay assessments, charges for labor or materials, or any other charges that could result in Liens on all or any portion of the Property (except to the extent that (i) sums sufficient to pay such amounts have been deposited into a cash collateral account with Lender for the purposes of paying such assessments and charges, (ii) taxes or such other charges are contested strictly in accordance with the terms of the Loan Documents, or (iii) cash flow from the Property is not sufficient to pay such item; provided, however, any such failure set forth in (iii) shall only trigger recourse liability if at the time of such failure, (A) Borrower had sufficient cash flow (i.e., Borrower has not made any distributions (excluding all commercially reasonable third party operating expenses) from the Property over the previous twelve month period) from the Property to pay such amounts but failed to do so; or (B) Borrower (x) had insufficient cash flow from the Property to pay such amounts, (y) failed to give Lender immediate written notice that Borrower would have insufficient cash flow from the Property to pay any amounts owed prior to their delinquency, and (z) is not cooperating with Lender in completing a deed in lieu of foreclosure, at Borrower’s sole cost and expense, to the extent Lender has requested a deed in lieu of foreclosure);

(c)    Misapplication or misappropriation of (including the failure to deposit with Lender, if required): (i) proceeds of insurance covering all or any portion of the Property, (ii) proceeds of the sale or condemnation of all or any portion of the Property, or (iii) rentals or other income from the Property received by or on behalf of Borrower and not applied to satisfy Borrower’s obligations hereunder and/or under the Loan Documents;

(d)    Causing or knowingly permitting waste, arson or other similar damage to occur in, on or about the Property;

(e)    Failure to pay to Lender all unearned advance rentals and security deposits that have been paid by tenants of the Property to the extent that such funds have not been refunded to such tenants pursuant to the express terms of such tenant leases or in violation of the Loan Documents;

(f)    Any Borrower’s material amendment, modification, renewal (except as expressly provided for therein), extension, or termination of any Lease without Lender’s consent, if required pursuant to the terms hereof, and the failure to deliver to Lender any Termination Fees (if required pursuant to the terms of the Loan Documents), including any amounts paid in connection with the bankruptcies or insolvencies of such tenants, and any Borrower’s failure to assign any claims, proofs of claims or other rights relating to the future right to receive payment of such amounts;

(g)    Loss by fire, casualty, acts of terrorism, or other events, not compensated by insurance proceeds collected by or remitted to Lender as a result of any Borrower’s failure to comply with Lender’s insurance requirements (including the payment of any required deductibles) pursuant to Sections 6.1(a) and (b) of this Agreement; provided, however, Borrower shall have no liability under this sub-paragraph (g) from and after the date which Borrower delivers to Lender (or an affiliate or designee of Lender) an executed deed in lieu of foreclosure agreement on Lender’s then current form of deed in lieu agreement (unless Lender determines that there are factors which would materially and adversely affect Lender’s rights or ability to obtain good and marketable title to the Property (including, without limitation, title to and the environmental condition of the Property) from a deed in lieu agreement in which case if Lender elects not to accept the deed in lieu agreement all liability under this subsection (g) shall terminate to the extent Borrower does not have sufficient cash flow to comply with the insurance requirements;

(h)    Failure to return to Lender or reimburse Lender for all Security Property owned by Borrower taken from the Property by or on behalf of any Borrower out of the ordinary course of business and not replaced by items of like or greater value than the original value of the Security Property so removed;

(i)    Any breach of any representation, warranty, covenant or indemnity obligations under the Indemnity Agreement;

(j)    Borrower’s failure to timely pay any amounts payable for all state documentary stamp taxes, recording and transfer taxes, and intangible personal property taxes, if any, which may be levied or assessed against the Loan, or any of the Loan Documents, together with all interest, penalties or charges in connection therewith; and

(k)    Borrower’s failure to pay any of the following in connection with any Leases executed after the Closing Date: (i) any tenant Lease concessions, (ii) tenant improvement allowances, and (iii) leasing commissions.

The obligations of Borrower in subsections (a) through (k) above shall survive (1) a sale of the Property by foreclosure under the Security Instrument (or Lender’s acceptance of a deed in lieu thereof); or (2) the satisfaction of all Obligations (including the full repayment of the Loan) under the Loan Documents, but, with respect to subsections (a) through (h) and (j) through (k) only as to claims, or matters which are based upon or arise out of circumstances or conditions which are first created or which first arise or come into existence prior to the events described in (1) and (2) above and, with respect to subsection (i), as more particularly set forth in the Indemnity Agreement.

10.2    Full Recourse Liability. Borrower and Guarantor shall become personally liable, jointly and severally, for the entire amount of the Loan (including all principal, interest and other charges associated therewith) and performance under the Loan Documents in the event that: (a) any Borrower, Guarantor or any Person having a direct or indirect ownership interest in any Borrower violates the covenant governing the placing of Secondary Financing pursuant to Sections 4.11(a)(ix), 7.1(m) or 8.1(g) of this Agreement, (b) any Borrower, Guarantor or any Person having a direct or indirect ownership interest in any Borrower or Guarantor violates the covenant restricting Dispositions pursuant to Article VII of this Agreement, (c) any of the Borrower Parties files a petition in bankruptcy or for the appointment of a receiver, or commences under any bankruptcy or insolvency law, proceedings for any Borrower Parties’ relief or for the compromise, extension, arrangement or adjustment of Borrower Parties’ obligations, (d) there is filed against any of the Borrower Parties a petition in bankruptcy or for the appointment of a receiver, or there is commenced under any bankruptcy or insolvency law, proceedings for any Borrower Parties’ relief, or for the compromise, extension, arrangement or adjustment of any of the Borrower Parties’ obligations resulting from any Borrower’s breach of the Loan Documents which is not dismissed within one hundred twenty (120) days after the filing of same or any of the Borrower Parties collusion in an involuntary bankruptcy proceeding filed against any of the Borrower Parties which is not dismissed within one hundred twenty (120) days after the filing of same (excluding any actions brought by Lender), (e) there is filed against any Borrower any claim by reason of the operation of federal bankruptcy, state insolvency or similar creditors’ rights laws that is based on (i) the Loan being deemed a fraudulent conveyance or fraudulent transfer; or (ii) the Loan being deemed a preferential transfer, (f) in the event any Borrower Parties or any affiliate thereof challenges or disputes the validity or enforceability of any of the provisions of the Loan Documents following a Material Default, seeks to delay or impair the enforcement of Lender’s remedial rights under the Loan Documents following a Material Default under the Loan Documents, or challenges the validity, enforceability or first priority of the liens and security interests securing payment of amounts owing or payable under the terms of the Loan Documents (unless prior to such challenge Borrower has either commenced turning over all revenue (including any security deposits) from the Property or Borrower has cooperated with the appointment of a receiver to preserve and protect the Property during the pendency of such challenge), or (g) any Borrower commits a material violation of Section 4.11 of this Agreement which is a contributing factor in the substantive consolidation of Borrower with another entity.

[Signature Page To Follow]

Signature Page to Loan Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

Borrower:

WHITESTONE STRAND LLC, a Delaware limited liability company

By:	Whitestone REIT Operating Partnership, L.P.,
a Delaware limited partnership, its sole member

By:	Whitestone REIT, a Maryland real estate
investment trust, its general partner

By:	/s/ John S. Hogan
Name: John S. Hogan
Title: Chief Financial Officer

WHITESTONE LAS COLINAS VILLAGE LLC, a Delaware limited liability company

By:	Whitestone REIT Operating Partnership, L.P.,
a Delaware limited partnership, its sole member

By:	Whitestone REIT, a Maryland real estate
investment trust, its general partner

By:	/s/ John S. Hogan
Name: John S. Hogan
Title: Chief Financial Officer

Signature Page to Loan Agreement

WHITESTONE SEVILLE, LLC, a Delaware limited liability company

By:	Whitestone REIT Operating Partnership, L.P.,
a Delaware limited partnership, its sole member

By:	Whitestone REIT, a Maryland real estate
investment trust, its general partner

By:	/s/ John S. Hogan
Name: John S. Hogan
Title: Chief Financial Officer

[Lender’s Signature Page Follows]

Signature Page to Loan Agreement

Lender:

NATIONWIDE LIFE INSURANCE COMPANY, an Ohio corporation

By:	/s/ Michael C. Beidelman
Michael C. Beidelman
Senior Investment Professional
Real Estate Investments
Authorized Signatory

EXHIBIT A

SCHEDULE I

Address:

Property	Address	City, State Zip	Loan Allocation
Las Colinas Village	861-975 W. John Carpenter Fwy	Irving, TX 75039	$20,560,000
Scottsdale Seville	7001 N. Scottsdale Road	Scottsdale, AZ 85253	$21,800,000
The Strand	11225-11255 Huebner Rd	San Antonio, TX 78230	$13,980,000

		TOTAL	$56,340,000